UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.         )

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United Community Banks, Inc.

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April 2, 2024

Dear Shareholders,

At United Community our goal is to achieve consistent performance through both good and uncertain times. We do that by focusing on the basics – building great teams, providing exceptional customer service, and taking a conservative approach to growth. 2023 proved to be a volatile year for the banking industry, but we performed well. Deposits grew by $1.4 billion, or 8.4%, and loans grew by $972 million, or 6.3%. Our core profitability, while acceptable with an operating return on assets of 0.94%, ended up below our expectations due primarily to increasing deposit costs.

We accomplished many strategic goals during 2023. We began the year by completing the Progress Financial Corporation merger. This gave us entry into attractive markets in Alabama and the Florida Panhandle, but more importantly, brought us a great team of bankers to continue to propel our growth. In February, we announced a merger agreement with First National Bank of South Miami – a community bank with more than seven decades of experience serving that market, and an outstanding team ready to help us continue to build our Florida market.

With our desired Southeastern footprint largely settled, we felt 2023 was the opportune time to invest in our brand to build for the future. So, under the leadership of our new Chief Marketing Officer, we updated our logo and refreshed our brand, which was met with positive reviews.

Our teams continued to receive several recognitions during the year, including being named one of America’s Most Trusted Companies by Newsweek, and as one of the Best Banks to Work For by American Banker.

As we look forward to 2024, economic conditions continue to be unsettled. The yield curve continues to be inverted – long a predictor of possible recession, and a condition that makes healthy risk-taking difficult, as investors are incented to invest short term rather than long term. Concerns about Commercial Real Estate lending are elevated. Fiscal policy is unsustainably expansionary while monetary policy is highly restrictive. We will likely have one of the most contentious presidential elections in our lifetimes this year. For these reasons, we expect continuing market volatility in 2024.

To perform well amid this volatile environment, our focus in 2024 is on what we believe “moves the needle.” First, our teams. We continue to hire great people and to invest in new training and development programs. Many of our competitors are either distracted by merger integrations or are liquidity constrained, providing us opportunities to attract great bankers. Second, customer service. Our internal customer service scores are at near record levels because our teams are exceptionally proactive in serving our clients. We believe that our service model is a key difference in our ability to compete and win.

Another advantage we have is the quality of counsel and direction we receive from our Board. As they represent your interests, I’d like to spend some time discussing how we have built our Board of Directors and how we think about ongoing refreshment and succession planning at the Board level.

Banking is a complex business serving many types of customers with products of varying levels of complexities. To be successful, banks must manage multiple significant risks, including interest rate risk, liquidity (as we saw last spring with the failure of several large regional banks due to liquidity and interest rate risk issues), credit risk, and operational risk (including fraud), among others. Finally, banks are highly regulated and must maintain solid working relationships with their numerous regulators.

To help guide our institution, we seek out directors with specific skills and expertise in various areas that we believe are important to our success. As you look over the experience of our Board members, you will see banking experience in financial control functions, risk management, technology, and customer data. You will also see experience in human resources and talent development, political relations, branding and marketing, and sales and business development. This was no accident. We believe that seeking out these diverse skill sets and experiences enables your Board to better anticipate issues and challenge management, as well as serve as advisors to each member of the executive team.

This year, we added a new director, John James, with an outstanding background in accounting and financial management in regional and global banks. Mr. James will be a valuable contributor to our Board and to the Audit Committee and Risk Committee, on which he serves.

We also make culture an important consideration in our selection of Board members. Culture is hard to define, but easy to see in action. For us, we want the Board culture to mirror our bank culture, where we focus on working as a TEAM, seeking the TRUTH, TRUSTING each other, and finally, CARING about each other as we work to make United Community a LEGENDARY BANK.

We deliberately spend time at the Board level understanding the true culture of the bank. I say “true culture” because culture is not what we say we do, but what we actually do.

By way of example of how this works in action, your Board has open interaction between Board meetings with all members of the executive team. Our annual Board retreat is attended jointly by the Board and our entire executive team so that the same messages are heard and debated at the same time. Board members are invited to attend our Spring Leadership Conference, attended by the top 175 leaders from across the bank, which focuses on the challenges and opportunities we face. They attend an annual session and dinner with our Leadership Academy, consisting of 20 emerging leaders from across the company who participate in a 9-month leadership program. Additionally, Board members are invited to our annual Chairman’s Circle retreat, where our top salespeople and our top culture award winners are recognized. The Board also receives a detailed review of our regular employee engagement survey, as we prepare those results to be shared across the company. These efforts help our Board understand, support, and embody the cultural values of United Community.

I am honored to work with this Board, and you are well represented.

We will hold the 2024 Annual Meeting of Shareholders at 3:00 p.m. Eastern time on Wednesday, May 15, 2024. The 2024 Annual Meeting will again this year be held in a virtual meeting format. It is important that your shares be represented at the 2024 Annual Meeting. You can gain access to the 2024 Annual Meeting at www.virtualshareholdermeeting.com/ UCBI2024. We hope you will participate in the 2024 Annual Meeting. Even if you anticipate participating in the virtual meeting, we ask that you please vote your proxy either by mail, telephone or over the Internet in advance of the 2024 Annual Meeting to ensure that your shares will be represented.

I look forward to updating you on developments in our business at the 2024 Annual Meeting.

Sincerely,

H. Lynn Harton

Chairman, President and Chief Executive Officer

Notice of Annual Meeting of Shareholders

Date and Time:	May 15, 2024
3:00 p.m. Eastern Time

Place:	We will host the 2024 Annual Meeting of Shareholders by webcast. You may attend virtually at www.virtualshareholdermeeting.com/UCBI2024.

Items of Business:	1.	Proposal to elect the 12 nominees listed in the accompanying Proxy Statement to our Board of Directors
	2.	Proposal to approve, on an advisory basis, the compensation paid to our Named Executive Officers
	3.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024

Shareholders will also consider such other business as may properly come before the meeting or any adjournment thereof.

Record Date:	You may vote at the meeting if you were a shareholder of record at the close of business on March 18, 2024.

Voting:	You may vote your shares by Internet or telephone as directed in the proxy materials. If you received a printed copy of the proxy materials, you may also complete, sign, and return the enclosed proxy card or voting instruction form by mail. Voting in any of these ways will not prevent you from participating in or voting your shares at the annual meeting. We encourage you to vote by Internet or telephone to reduce mailing and handling expenses

Internet Availability of Proxy Materials:	Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 15, 2024: This Notice of Annual Meeting, the accompanying Proxy Statement and our Annual Report on Form 10-k for the year ended December 31, 2023 are available at www.proxyvote.com as well as our corporate website, www.ucbi.com.

By order of the Board of Directors

Melinda Davis Lux

General Counsel and Corporate Secretary

200 East Camperdown Way

Greenville, South Carolina 29601

April 2, 2024

Proxy Statement

Summary

The 2024 Annual Meeting of Shareholders of United Community Banks, Inc. (the “2024 Annual Meeting”) will be held exclusively online via the Internet at 3:00 p.m. Eastern time on Wednesday, May 15, 2024.

We refer to United Community Banks, Inc. throughout this Proxy Statement as “we,” “us,” the “Company” or “United Community.” We refer to United Community Bank as the “Bank.” Additionally, unless otherwise noted or required by context, “2024,” “2023,” and “2022” refer to our fiscal years ended or ending December 31, 2024, 2023, and 2022, respectively.

Proxy Materials

We sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders instead of paper copies of our “Proxy Materials” (the Notice of 2024 Annual Meeting of Shareholders and Proxy Statement, our Annual Report on Form 10-K for the year ended December 31, 2023 and the Proxy Card or voting instruction form). The Notice was mailed to shareholders beginning on April 2, 2024, and our Proxy Materials were posted on the website referenced in the Notice on that same date. The Notice contains instructions on how to access our Proxy Materials on the Internet and how to request paper or email copies of the Proxy Materials.

Proposals for Your Vote at the 2024 Annual Meeting

The Board of Directors recommends that you vote FOR each director nominee and FOR proposals 2 and 3.

	Proposal	Page
1.	Election of Directors	2
2.	Approving Our Named Executive Officer Compensation (“Say-on-Pay” Proposal)	30
3.	Ratifying the Appointment of Our Independent Registered Public Accounting Firm for 2024	66

Voting Your Shares

It is important that your shares be represented at the 2024 Annual Meeting, and we hope that you will access and participate in the 2024 Annual Meeting. If you do participate, you may vote during the 2024 Annual Meeting by following the instructions available on the meeting website during the meeting. However, even if you participate in the virtual meeting, we ask that you please vote your shares in advance of the 2024 Annual Meeting to ensure that your shares will be represented in one of the following three ways:

•	By Internet: Access www.proxyvote.com (you will need the control number from your Notice) and follow the instructions on the Notice; or

•	By Telephone: In the United States and Canada, you can call the toll-free number specified after accessing the Proxy Materials on www.proxyvote.com or on the Proxy Card that you receive if you requested printed copies of the Proxy Materials; or

•	By Mail: Request paper copies of the Proxy Materials, which will include a Proxy Card that includes instructions for voting by mail. See the Notice for instructions on how to request paper copies of the Proxy Materials.

If your shares are held by a broker, bank or other nominee (this is called “street name”), your broker, bank or other nominee will send you instructions for voting those shares. Many (but not all) brokerage firms, banks and other nominees participate in a program that offers various voting options.

Participating in the Virtual 2024 Annual Meeting

To gain access to and participate in the 2024 Annual Meeting at www.virtualshareholdermeeting.com/UCBI2024, you must enter the control number found on your copy of the Notice and on the Proxy Card (voting instruction form) that you receive if you request paper copies of the Proxy Materials.

Additional Information

See Solicitation, Meeting and Voting Information beginning on page 68 for additional information about our Proxy Materials, proposals for your vote at the 2024 Annual Meeting, voting your shares and participating in the virtual 2024 Annual Meeting.

Proposal 1: Election of Directors

The Board of Directors (the “Board”) nominated 12 directors, who, if elected by shareholders at the 2024 Annual Meeting, will be expected to serve until next year’s annual meeting and until their respective successors are elected and qualified. All nominees currently serve as directors on our Board. Other than John M. James, who was appointed to our Board in December 2023, all nominees were elected by you at our 2023 Annual Meeting of Shareholders. Each director nominee consented to being named in this Proxy Statement and to serving as a director if elected. If any nominee is unable to stand for election for any reason, the shares represented at our 2024 Annual Meeting may be voted for another candidate proposed by our Board, or our Board may choose to reduce its size.

Nominee	Age	Principal Occupation	Director Since	Independent	Other Public Boards	Committee Membership (C= Chair)
Jennifer M. Bazante	59	Chief Marketing Officer, Humana	2021	Yes	0	Nominating and Corporate Governance Talent and Compensation
George B. Bell	63	Former Executive Vice President and Software Engineer Group Head II, Truist Financial Corporation	2022	Yes	0	Audit Risk
James P. Clements	60	President, Clemson University	2020	Yes	1	Nominating and Corporate Governance Talent and Compensation
Kenneth L. Daniels	72	Former Chief Credit Risk & Policy Officer, Sr. Risk Advisor, BB&T	2015	Yes	0	Audit Executive Risk ( C ) Talent and Compensation
Lance F. Drummond	69	Former Executive Vice President of Operations and Technology, TD Canada Trust	2018	Yes	2	Executive Nominating and Corporate Governance ( C ) Risk
H. Lynn Harton	62	Chairman, President and Chief Executive Officer, United Community Banks, Inc.	2015	No	0	Executive ( C )
John M. James	64	Former SVP, Americas Legal Entity Controller Executive, Bank of America	2023	Yes	0	Audit Risk
Jennifer K. Mann	53	Executive Vice President of Human Resources, SAS	2018	Yes	0	Executive Talent and Compensation ( C )
Thomas A. Richlovsky	72	Former Executive Vice President, PNC Financial Services Group	2012	Yes	0	Lead Director Audit Executive Nominating and Corporate Governance Risk
David C. Shaver	74	Chief Executive Officer, Cost Segregation Advisors, LLC	2016	Yes	0	Audit ( C ) Executive Talent and Compensation
Tim R. Wallis	72	President, Wallis Printing	1999	Yes	0	Audit
Ambassador David H. Wilkins	77	Former US Ambassador to Canada; Former Speaker, SC House of Representatives; Partner, Nelson Mullins Riley & Scarborough	2016	Yes	0	Risk

Overall Board Composition and Size

Our Bylaws provide that the number of directors on the Board may range from 8 to 14. The Board’s current size is 12 directors and may fluctuate in the future as the Board recruits new directors.

Our Board’s current composition has resulted from a thoughtful process of:
Analyzing the effectiveness of our Board
Identifying the qualifications and experience that we believe should be represented on our Board in light of our industry, business strategy, and risk appetite
Considering the diversity of viewpoints, professional experience, education, qualifications, and skills that each of our Board members brings to the Board
Recognizing that the strength of our Board is driven by the collective qualifications and skills of our Board members combined with engaged and open dialogue

Identifying and Evaluating Director Candidates

Our Board engages in a regular process of reviewing and evaluating its composition. Our Nominating and Corporate Governance Committee is responsible for identifying and recommending director candidates to our Board for nomination using a rigorous director selection process. The Board, in coordination with the Nominating and Corporate Governance Committee, also considers Board leadership succession planning and committee membership.

The Nominating and Corporate Governance Committee uses a variety of methods to identify potential director candidates, including recommendations that it receives from:

•	Directors

•	Shareholders

•	Management and contacts in the communities we serve

•	Third-party search firms

From time to time, the Nominating and Corporate Governance Committee retains a third-party search firm to assist in identifying potential Board candidates who meet our qualification and experience requirements and, for any such candidate identified by a search firm, to compile and evaluate information regarding the candidate’s qualifications, experience, and education. In 2023, the Nominating and Corporate Governance Committee utilized the services of, and paid fees to, Spencer Stuart, a third-party search firm, which assisted the Company in identifying potential Board candidates.

When considering a candidate for membership on the Board, the Nominating and Corporate Governance Committee assesses a candidate’s independence, qualifications, skills, and experience, as compared to the qualifications, skills, and experience that the Board has identified as important to be reflected on the Board. The Nominating and Corporate Governance Committee also evaluates the collective qualifications, skills, and experience of Board nominees. The goal of that evaluation is to create a Board that, as a whole, possesses the necessary qualifications, skills, and experience relevant to the Company for effective oversight.

Although the Nominating and Corporate Governance Committee does not have a specific policy governing diversity, it considers, in identifying nominees for director, a nominee’s professional experience, education, qualifications, and skills with a view towards having a diversity of viewpoints in the broadest sense being represented on the Board. These considerations include, without limitation, the individual’s interest in United Community, independence, integrity, reputation, business experience, education, accounting and financial expertise, age, race, ethnicity, gender, geographic location, civic and community relationships and knowledge and experience in matters impacting financial institutions. The Board believes that the presence of diverse backgrounds and viewpoints in the boardroom leads to more effective oversight, broader dialogue, and better decision making.

With respect to incumbent directors considered for re-election, the Nominating and Corporate Governance Committee also assesses each director’s performance, contribution, level of engagement, and meeting attendance record. In addition, the Nominating and Corporate Governance Committee determines whether nominees are in a position to devote an adequate amount of time to the effective performance of director duties.

Recent Board Refreshment

Since our 2023 Annual Meeting, the Board elected John James to the Board effective on December 1, 2023. Mr. James was identified as a potential Board candidate by Spencer Stuart, a third-party search firm. The Board evaluated Mr. James, among other Board candidates, in accordance with the considerations outlined above. Members of our Nominating and Corporate Governance Committee and several other directors met with Mr. James. Upon review of his experience, skills, and qualifications, including his experience in financial management in a global banking organization, as well as his personal attributes and independence, the Nominating and Corporate Governance Committee recommended his election to the Board. For information on Mr. James’ qualifications, please see page 11.

Board Qualifications and Experience

Our Board identified the following core attributes that directors should possess:

Character	Record of	Relevant Professional	Cooperative
and Integrity:	Achievement:	or Business Experience:	Approach:

Must be an individual	Commitment to	Understands the	Ability to work constructively
who exhibits integrity and	excellence, demonstrated	Company’s business or	in a collegial manner and
informed judgment	by professional	related industries	willingness and ability to
	achievements and		candidly consult with and
	leadership experience		advise management

Additional Qualifications and Experience Important to Our Business and Strategy

The Nominating and Corporate Governance Committee and our Board desire that our Board as a whole possess a balance of qualifications and experience that are relevant to our business and strategy. In addition to the threshold qualifications required for Board service, the following are additional qualifications and experience that the Nominating and Corporate Governance Committee and Board identified as desirable on our Board.

Executive Management “C-Suite” experience; leadership experience as a division president or functional leader within a complex organization	Human Resources/Compensation Experience managing a human resources function; experience with executive compensation and broad-based incentive planning

Strategic Planning/Oversight Experience developing and implementing operating plans and business strategy	Technology/Cybersecurity Experience implementing technology strategies and innovation and managing and mitigating cybersecurity risks

Financial/Accounting

Meets SEC financial expert definition and possesses significant financial expertise with knowledge of financial reporting and experience with financial disclosure requirements and internal controls

Banking Industry Experience Experience in the banking and/or financial services industry

Corporate Finance/ Capital Management Experience with corporate finance, capital allocation, and debt and capital market transactions	Retail Industry and/or Marketing Experience Experience with retail industry, transformation to digital platforms, branding major corporations, use of digital marketing strategies

Risk Management Experience overseeing complex risk management matters	Mergers and Acquisitions Leadership experience with M&A transactions

Regulatory/Political Experience with governmental relations, regulatory environment, and/ or working with regulators; experience as a politician or lobbyist

Corporate Social Responsibility

Demonstrates understanding of issues related to corporate social responsibility, sustainability, and environmental stewardship; informed on emerging issues potentially affecting the reputation of the business

Corporate Governance Demonstrates understanding of current corporate governance standards and best practices in public companies

Board Qualifications and Experience Matrix

The following chart reflects areas of qualifications and experience that our Board views as important when evaluating director nominees, as well as Board tenure and diversity information. Additional information on the business experience and other qualifications of each of our director nominees is included under Director Nominees for Election. Each director also contributes other important experience, skills, viewpoints, and personal attributes to our Board that are not reflected in the chart below.

Knowledge, Skills and Experience	Bazante	Bell	Clements	Daniels	Drummond	Harton	James	Mann	Richlovsky	Shaver	Wallis	Wilkins
Executive Management ”C-Suite” experience; leadership experience as a division president or functional leader within a complex organization	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Strategic Planning/Oversight Experience developing and implementing operating plans and business strategy	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Financial/Accounting
Meets SEC financial expert definition or significant financial expertise with knowledge of financial reporting; experience with financial disclosure requirements and internal controls							✓		✓	✓
Corporate Finance/Capital Management Experience with corporate finance, capital allocation, and debt and capital market transactions							✓		✓	✓
Risk Management Experience overseeing complex risk management matters		✓		✓	✓	✓	✓			✓		✓
Regulatory/Political Experience with governmental relations, regulatory environment, and/or working with regulators; experience as a politician or lobbyist		✓	✓	✓	✓	✓	✓		✓			✓
Corporate Governance Demonstrated understanding of current corporate governance standards and best practices in public companies	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Human Resources/Compensation Experience managing a human resources function; experience with executive compensation and broad-based incentive planning		✓			✓			✓
Technology/Cybersecurity Experience implementing technology strategies and innovation and managing and mitigating cyber security risks	✓	✓	✓		✓					✓
Banking Industry Experience Experience in the banking and/or financial services industry	✓	✓		✓	✓	✓	✓		✓
Retail Industry and/or Marketing Experience Experience with retail industry, transformation to digital platforms, branding major corporations, use of digital marketing strategies	✓	✓			✓	✓		✓		✓
Mergers and Acquisitions Leadership experience with M&A transactions	✓	✓		✓	✓	✓	✓	✓	✓	✓
Corporate Social Responsibility
Demonstrated understanding of issues related to corporate social responsibility, sustainability, and environmental stewardship; informed on emerging issues potentially affecting the reputation of the business	✓	✓	✓		✓	✓	✓	✓	✓	✓		✓

Board Diversity Matrix (As of April 1, 2024)

Total Number of Directors: 12

Demographics
Race/Ethnicity
African American		✓			✓
White/Caucasian	✓		✓	✓		✓	✓	✓	✓	✓	✓	✓
Gender
Male		✓	✓	✓	✓	✓	✓		✓	✓	✓	✓
Female	✓							✓
Location
Florida	✓
Georgia										✓	✓
North Carolina		✓		✓	✓		✓	✓
South Carolina			✓			✓						✓
Other									✓

Director Nominees for Election

Below is information about each of our Board’s nominees, including his or her age, the year in which he or she first became a director of our Company, his or her business experience for at least the past five years, and other information that led to the conclusion by our Board that each nominee should serve as a director of our Company. There are no family relationships between any director, executive officer, or nominee for director of United Community.

Age: 59 Director since: 2021 Committees: Nominating and Corporate Governance, Talent and Compensation

Jennifer M. Bazante

Ms. Bazante has a depth of experience leading world-class marketing organizations. She brings extensive knowledge to our Board as a marketing executive, with insights into brand recognition, customer experience, and digital transformation. Ms. Bazante also contributes extensive knowledge in the areas of leadership, strategic planning, and project management which, together with her deep marketing expertise, is highly valuable to the Board.

Career Highlights

Ms. Bazante serves as Chief Marketing and Communications Officer for Humana, a leading healthcare company with a focus on health insurance and integrated healthcare service delivery. She joined Humana in 2014 and has been in this role since 2019. Ms. Bazante has announced that she will retire from Humana on April 1, 2024. In addition to overseeing the company’s brand and reputation efforts, Ms. Bazante leads the strategies for customer acquisition and engagement as well as direct-to-consumer and business-to-business marketing across traditional and digital channels. She was instrumental in the launch of CenterWell, Humana Inc.’s healthcare service brand across pharmacy, primary care and home health. In addition, her organization is helping lead the focus on customer experience using data, insights and technology. Humana has been recognized for excellence in customer experience.

Prior to Humana, Ms. Bazante held several roles at Visa Inc. over a 14-year tenure including Head of Global Brand and Product Marketing, Global Sponsorship Marketing, and Global Merchant Marketing. She began her career at Colgate-Palmolive where she spent time in South America leading multiple product categories and in New York where she drove the development of new, innovative product bundles. Ms. Bazante has been recognized as one of the Top 100 Women in Brand Marketing and is frequently invited to participate in the evaluation and selection of best in class marketing and advertising work across multiple industries.

Education

Ms. Bazante received her master’s in international business administration from the Darla Moore School of Business at the University of South Carolina and a bachelor’s degree from Florida State University.

Age: 63 Director since: 2022 Committees: Audit, Risk

George B. Bell

Mr. Bell has over 40 years of experience as an information technology executive in the financial services industry. His background includes a focus on information technology development and support, project planning and execution, system design and enhancement, customer information management, organizational optimization, and M&A integration. Mr. Bell’s background also includes an emphasis on customer-centric innovation and improving the quality of products and services to enhance customer experience, providing a unique skillset to the Board of Directors.

Career Highlights

Mr. Bell served as Executive Vice President and Software Engineering Group Head II, Business Management Manager for Truist Financial Corporation from 2019 until his retirement in 2021. In that role, Mr. Bell led a cross-functional team and provided technical leadership to the human resources, legal, and business management functions. Mr. Bell held similar positions with progressive breadth at Truist’s predecessor BB&T, from 2002 until BB&T’s merger with SunTrust Bank to form Truist in 2019. At BB&T, Mr. Bell led a wide variety of application support and development teams while simultaneously enabling several new business and technical capabilities. He was the inaugural co-chair for the African American Affinity group, started the ADS ambassador program, reinvigorated underperforming teams, developed skill transition models, successfully executed the first major global sourcing project, and established the foundation for BB&T’s faster payments strategy.

Prior to BB&T, Mr. Bell was employed in numerous technology roles with Bank of America for eight years. His tenure at Bank of America included managing customer information and teller-related migration efforts for major acquisitions, managing nationwide applications, devising the initial component-based development methodology, developing the initial CRM migration strategy, and managing the initial foray into offshore support. Prior to Bank of America, Mr. Bell was with BB&T for 11 years in various technology roles.

Education

Mr. Bell graduated from Barton College with a BS degree in mathematics. He obtained his master’s in business administration from East Carolina University.

Age: 60 Director since: 2020 Committees: Nominating and Corporate Governance, Talent and Compensation

James P. Clements

Dr. Clements’ experience as President of two universities makes him uniquely skilled with deep knowledge regarding operation of a complex organization and consideration of different stakeholder groups. In addition to his leadership in higher education, Dr. Clements has extensive knowledge in the field of information technology. Dr. Clements brings extensive knowledge in the areas of leadership, strategic planning, project management, computer science, and information technology to the Board.

Career Highlights

Dr. Clements became Clemson University’s 15th President on December 31, 2013. Prior to becoming Clemson University’s President, Dr. Clements served as the President of West Virginia University for nearly five years. Prior to his service at West Virginia University, Dr. Clements served as Provost and Vice President for Academic Affairs, Vice President for Economic Development & Community Outreach and the Robert W. Deutsch Distinguished Professor of Information Technology at Towson University, the second largest university in the University System of Maryland.

Dr. Clements is a nationally recognized leader in higher education. He is a member of the Board of the American Council on Education, where he also served as chair of the ACE Commission on Leadership. In addition, he served on the executive committee of the APLU’s Commission on Innovation, Competitiveness and Economic Prosperity.

Dr. Clements was the only university president selected for the 15-member Innovation Advisory Board to the U.S. Department of Commerce. He also served as the co-chair of the National Advisory Committee for Innovation and Entrepreneurship 2.0, again serving as the only university president. He was nominated for, and participated in, the 81st Joint Civilian Orientation Conference through the U.S. Department of Defense where he was one of only a few dozen people selected in the country. Dr. Clements serves on the Executive Committee for the Council on Competitiveness and on the Executive Committee of the Board for the Business Higher Education Forum.

Dr. Clements has published and presented more than 75 papers in the fields of higher education, leadership, strategic planning, project management, computer science and information technology. He also served as principal investigator or co-investigator on more than $15 million in research grants.

Dr. Clements is an independent director on the board of United Homes Group, Inc., a publicly-traded residential builder of new home communities, where he serves on the Compensation Committee and Nominating and Corporate Governance Committee.

Education

Dr. Clements holds a BS degree in computer science as well as a master’s degree and Ph.D. in operations analysis from the University of Maryland-Baltimore County. Dr. Clements also holds a master in science degree in computer science from Johns Hopkins University’s Whiting School of Engineering and was awarded an honorary degree as doctor of public education from his alma mater, UMBC.

Age: 72 Director since: 2015 Committees: Audit, Executive, Risk (Chair), Talent and Compensation

Kenneth L. Daniels

Mr. Daniel’s 38 years as a banking leader and risk professional with extensive experience in loan portfolio management, regulatory requirements, policy development and data integrity provides the Board of Directors with a depth of banking and risk expertise and offers the perspective of a large regional banking institution to the Board.

Career Highlights

Mr. Daniels led various credit and risk management functions at BB&T during his tenure from 1983 until his retirement in 2014 as BB&T grew from $2 billion to $187 billion in assets. He served as a Senior Commercial Loan Administrator where he led a team of associates responsible for commercial loan underwriting and approval and commercial loan portfolio management. He was promoted to Chief Credit Risk and Policy Officer and was responsible for total loan portfolio management and strategy, credit policies, and allowance for credit losses. He later served as Senior Risk Advisor. Mr. Daniels began his career at First Union National Bank (now Wells Fargo) where he served as a Commercial Financial Analyst and as a Senior Commercial Loan Officer.

Mr. Daniels led various credit and risk management functions at BB&T during his tenure from 1983 until his retirement in 2014 as BB&T grew from $2 billion to $187 billion in assets, including serving as Chief Credit Risk and Policy Officer and later Senior Risk Advisor. Mr. Daniels began his career at First Union National Bank (now Wells Fargo) where he served as a Senior Commercial Loan Officer and Commercial Financial Analyst.

Mr. Daniels is past President and Chair of both the Carolinas/Virginia Chapter and the Eastern North Carolina Chapter of the Risk Management Association (“RMA”). During his career, he served on the RMA’s National Agricultural Lending Council, the National Credit Risk Council, the Allowance for Loan and Lease Losses Roundtable, and the Commercial Risk Grading Roundtable.

Education

Mr. Daniels graduated from the RMA/Wharton Advanced Risk Management Program at The Wharton School of Business and also earned a master’s in business administration at East Carolina University and a bachelor’s degree at the University of North Carolina, Chapel Hill.

Age: 69 Director since: 2018 Committees: Executive, Nominating and Corporate Governance (Chair), Risk

Lance F. Drummond

Mr. Drummond brings to the Board of Directors 40 years of business experience as an executive level business leader with multi-industry and international experience. He specializes in business-transforming strategy development and execution and organizational change for business-to-business and business-to-consumer Fortune 500 companies, with demonstrated success in manufacturing, technology and financial services industries.

Career Highlights

Mr. Drummond served as Executive Vice President of Operations and Technology at TD Canada Trust from 2011 until his retirement in January 2015. In his role at TD Canada Trust, he led a team of associates who delivered personal and small business loan underwriting, funding, discharges, deposit operations, fraud management, collections, digitization and image transformation, service quality (Lean Six Sigma) and project management office services for Canadian Banking including retail, business and wealth. From 2009 to 2011, Mr. Drummond served as the Executive Vice President of Human Resources and Shared Services at Fiserv, Inc. In this role, he led the human resources function for Fiserv’s 20,000 employees. Additionally, he oversaw many of the company’s shared services, including Fiserv Global Services’ 2,800 employees located in India and Costa Rica. From 2002 to 2009, Mr. Drummond served Bank of America as the Service and Fulfillment Operations executive for Global Technology and Operations and later as Global Consumer and Small Business Banking eCommerce/ATM executive. Mr. Drummond began his career in 1976 at Eastman Kodak, where he held several senior management positions including Divisional Vice President and General Manager Dental Products, Divisional Vice President and Regional General Manager Professional Products — Latin American region, Corporate Vice President and Chief Operating Officer Professional Products Division.

Mr. Drummond is an independent director on the Freddie Mac Board. He serves as Chair of the Freddie Mac Board. He is also a Public Governor on the Board of the Financial Industry Regulatory Agency (FINRA), where he serves on the Compensation and Human Capital Committee and is Chair of the Audit Committee. He is an independent director on the board of AvidXchange Inc., a publicly-traded fintech company, and is a member of the Talent and Compensation Committee and Chair of the Risk Committee. Mr. Drummond has been a member of the National Association of Corporate Directors (NACD) since 2015.

Mr. Drummond received the MIT Sloan Fellowship in 1994 and the Aspen Institute’s Henry Crown Fellowship in 1998. Mr. Drummond is the founder of Dreamseeds, a children’s performing arts program at YMCA of Greater Rochester.

Education

Mr. Drummond earned his bachelor’s degree in business management from Boston University, master’s in business administration from the Simon Business School at the University of Rochester, and master of science degree in Management Science from MIT.

Age: 62 Director since: 2015 Committees: Executive (Chair)

H. Lynn Harton

With 40 years of experience in the banking industry, Mr. Harton has extensive experience with respect to lending, risk management, credit administration and virtually all other aspects of United Community’s business.

Career Highlights

Mr. Harton serves as Chairman of the Board, President and Chief Executive Officer of United Community and as Chairman of the Board and Chief Executive Officer of the Bank. Mr. Harton joined United Community in 2012 as Chief Operating Officer. In 2015, he was named President and elected to the Board of both United Community and the Bank. Mr. Harton was named Chief Executive Officer of the Bank in 2017 and was named Chief Executive Officer of United Community in 2018. Mr. Harton was named Chairman of the Board of both United Community and the Bank in 2019. Mr. Harton served as President of the Bank until 2021.

Prior to joining United Community, Mr. Harton served as the Executive Vice President and Head of Commercial Banking-South of Toronto-Dominion Bank (“TD Bank”) from 2010 to 2012. From 2009 to 2010, Mr. Harton served as President and Chief Executive Officer of The South Financial Group (“TSFG”), and from 2007 to 2009 he served as TSFG’s Chief Risk and Chief Credit Officer. During his time at TSFG, Mr. Harton raised capital to support TSFG during the 2008 financial crisis, negotiated the sale of the company to TD Bank, and, post-sale, led the successful integration of TSFG into TD Bank. Prior to joining TSFG, Mr. Harton served from 2003 to 2007 as the Chief Credit Officer of Regions Financial Corporation and Union Planters Corporation. He also held various executive positions at BB&T from 1983 to 2003.

Mr. Harton is a past member of both the RMA National Community Bank Council and the RMA Board of Directors. He has also served on a number of additional financial boards and committees throughout his career, including the Palmetto Business Forum, RMA National Credit Risk Council, CBA National Small Business Banking Committee, and the Equifax Small Business Financial Exchange. He is a recipient of South Carolina’s highest honor, the Order of the Palmetto.

Education

Mr. Harton earned his bachelor’s degree from Wake Forest University and has participated in various executive programs at Duke University, Wharton, Columbia, Northwestern, University of North Carolina and University of South Carolina.

Age: 64 Director since: 2023 Committees: Audit, Risk

John M. James

Mr. James has more than 35 years of experience in senior financial management roles. Mr. James has served in senior executive positions encompassing financial reporting, accounting, treasury, and regulatory responsibilities in a global banking organization, which allows him to provide a unique perspective on United Community’s Board of Directors. Mr. James qualifies as an audit committee financial expert and serves on the Audit Committee.

Career Highlights

Mr. James served as the Americas Legal Entity Controller for Bank of America from 2019 until his retirement in 2022. In that role, Mr. James was responsible for all of the legal entity controllership activities for the U.S., Canada, Mexico, Brazil and other countries in South America. He also had responsibility for certain corporate and treasury accounting functions.

Prior to his role as Americas Legal Entity Controller, Mr. James was the Corporate Controller for Bank of America for 14 years. In that role, he was responsible for certain corporate and treasury accounting functions, SEC reporting, accounting policy, corporate analysis and reporting and Enterprise Reg W governance.

Mr. James joined Bank of America in 2005 as the Corporate Controller. Before joining the bank, he completed a two-year professional accounting fellowship in the Office of the Chief Accountant at the SEC in Washington, D.C. Prior to his time at the SEC, he spent twelve years with PricewaterhouseCoopers LLP including four years in the Accounting Consulting Services group of the firm’s Professional, Technical, Risk & Quality National Office as a financial instruments accounting consultant. During this time, he was also a member of the Financial Instruments Task Force of the Auditing Standards Board. He also previously worked in the banking and insurance industries for seven years in a variety of senior financial management positions.

Education

Mr. James graduated from the University of Kentucky, earning a Bachelor of Business Administration with a concentration in Finance and a BS in accounting. During his career, he was previously a certified public accountant and held a Chartered Financial Analyst (CFA) designation.

Age: 53 Director since: 2018 Committees: Executive, Talent and Compensation (Chair)

Jennifer K. Mann

Ms. Mann provides a wealth of human resources experience to the Board of Directors. Her leadership in human resources demonstrates her vision and strong management skills and offers extensive human resources insight to the Board of Directors.

Career Highlights

Ms. Mann has been employed with SAS since 1998 and currently serves as Executive Vice President of Human Resources, where she is responsible for developing and implementing strategies linking people programs to business objectives. Her vision guides SAS’ philosophy for acquiring, developing, rewarding, and retaining the best talent. Ms. Mann leads a global human resources organization that acts as a steward of the SAS culture and engages a diverse workforce of over 12,000 employees. She has helped SAS achieve workplace culture and diversity awards from Forbes, Top Employer and Great Place to Work, with over 150 awards during her tenure. Her workplace culture insights have been shared in The Wall Street Journal, US News & World Report, CBS MoneyWatch, CBS Sunday Morning, CNN, The Huffington Post and The Great Workplace by Michael Burchell and Jennifer Robin. Mann was selected as HRO Magazine’s Chief Human Resources Officer of the Year in 2015 and was recognized in WomenInc. magazine’s 2019 list of Most Influential Corporate Directors. Prior to joining SAS, Ms. Mann held human resources leadership roles in industries such as high-tech manufacturing, healthcare and academia.

Ms. Mann serves as a trustee board member for Meredith College. She is a member of OnBoard NC and serves on the HR advisory board for North Carolina State University’s Poole College of Management as well as Leadership North Carolina’s Diversity Committee.

Education

Ms. Mann received her bachelor’s degree in psychology and business from Meredith College in Raleigh, North Carolina.

Age: 72 Director since: 2012, Lead Director Committees: Audit, Executive, Nominating and Corporate Governance, Risk

Thomas A. Richlovsky

Mr. Richlovsky has extensive experience in the financial services industry, having served in senior executive positions in finance, accounting and treasury at major banking organizations. Mr. Richlovsky’s expertise and experience in these finance-related areas of banking provide a valuable perspective, making him well suited to serve on United Community’s Board of Directors. Mr. Richlovsky qualifies as an audit committee financial expert and serves on the Audit Committee.

Career Highlights

Mr. Richlovsky retired as Executive Vice President at PNC Financial Services Group Inc. (“PNC”) in 2011. He joined PNC upon its acquisition of National City Corporation in December 2008. Mr. Richlovsky was Chief Financial Officer, Treasurer and Principal Accounting Officer of National City at the time of its acquisition by PNC. During his 30-year tenure with National City, he assumed progressively greater responsibilities and gained extensive financial management, accounting and treasury expertise. Over that same period, National City grew from approximately $5 billion in assets and 2,000 employees to $150 billion in assets and over 30,000 employees. Following the sale of National City to PNC, Mr. Richlovsky was appointed Executive Vice President of PNC and assisted in the integration of the two companies. At PNC, he managed several functional areas within the PNC finance group.

Mr. Richlovsky began his business career as an auditor in 1973 with Ernst & Ernst, a predecessor firm of Ernst & Young LLP, in Cleveland, Ohio.

Mr Richlovsky is a certified public accountant. During Mr. Richlovsky’s business career he was active in numerous professional organizations, including the American Institute of Certified Public Accountants, Financial Executives Institute, Bank Administration Institute and National Investor Relations Institute. He currently serves on the boards of several educational and charitable organizations.

Education

Mr. Richlovsky graduated summa cum laude from Cleveland State University. He also completed graduate studies at The Stonier Graduate School of Banking at Rutgers University.

Age: 74 Director since: 2016 Committees: Audit (Chair), Executive, Talent and Compensation

David C. Shaver

Mr. Shaver has extensive accounting and finance experience, having served in senior executive positions in finance, accounting and taxes at major organizations including operating an advisory and accounting practices firm. Mr. Shaver qualifies as an audit committee financial expert and serves on the Audit Committee.

Career Highlights

Mr. Shaver is the founder and Chief Executive Officer of Cost Segregation Advisors, LLC, a national income tax advisory services company that provides services to commercial real estate owners and leaseholders, positions he has held since 2006. Mr. Shaver is also the founder and Chief Executive Officer of CRE Cash Strategies, LLC, a related firm that provides cost segregation services, which he founded in 2023. Mr. Shaver was previously an initial partner with Tatum CFO Partners, now a division of Randstad, and was also Chief Financial Officer and an equity partner of International Automotive Corp. Inc. Mr. Shaver also served as the Corporate Controller of The Home Depot, Inc., where he directed financial planning and operations, tax administration and reporting, inventory accounting and control, public financial reporting and compliance, and other financial matters. Prior to his experience with The Home Depot, Inc., Mr. Shaver served as Controller for a W.R. Grace Retail Group subsidiary and as Controller for Anomalous, Inc., an international subsidiary of Levi Strauss & Co. Mr. Shaver began his professional career in Atlanta, Georgia in 1972 as an auditor with Lybrand, Ross Bros. & Montgomery, a predecessor firm of PwC.

Mr. Shaver is a certified public accountant licensed in Georgia and Tennessee and is a member of The American Institute of CPAs, Georgia Society of CPAs, and Tennessee Society of CPAs.

Education

Mr. Shaver received his bachelor’s degree from the University of Tennessee.

Age: 72 Director since: 1999 Committees: Audit

Tim R. Wallis

Mr. Wallis is a community leader and was a long-term owner of a small business. With United Community’s interest in small business and commercial banking, Mr. Wallis brings a valuable perspective and insight to the Board of Directors. His varied experience on a number of community boards, as well as his service on the United Community Bank — Rome community bank board, gives the Board of Directors a focus on the needs of our mid-size banking communities and the business owners within those communities.

Career Highlights

Mr. Wallis has been President of Wallis Printing in Rome, Georgia since 1985 and has been with the company since 1974. In addition to serving on the Board of Directors of United Community, Mr. Wallis also serves as Chairman on the community bank board of United Community Bank — Rome. He has served on the board of directors of the Printing and Imaging Association of Georgia (“PIAG”) and was Chairman of the association’s Government Relations Committee. In this capacity, he worked directly with PIAG legislative liaisons at both the state and national levels. Mr. Wallis currently serves on the Georgia Chamber of Commerce board of directors and is on the board of governors where he is the chair for northwest Georgia. Additionally, Mr. Wallis has significant investment interests in retail shopping centers and apartment complexes throughout the Southeast. He also served on the Darlington School Board of Trustees, Georgia Southern University Foundation Board of Trustees, Rome/Floyd YMCA Board of Trustees and the United Way of Rome and Floyd County Board of Trustees.

Education

Mr. Wallis is a graduate of Georgia Southern University.

Age: 77 Director since: 2016 Committees: Risk

David H. Wilkins

Mr. Wilkins has extensive legal, regulatory and governance experience, having served in a senior position in a national law firm and as a U.S. Ambassador and Member of a State House of Representatives. Mr. Wilkins’ legal and governance experience provides a valuable perspective to United Community’s Board of Directors.

Career Highlights

Ambassador Wilkins is a partner at Nelson Mullins Riley & Scarborough LLP in Greenville, South Carolina and chairs the Public Policy and International Law practice group with a special focus on U.S. — Canada interests. He proudly served as U.S. Ambassador to Canada from June 2005 to January 2009, appointed by President George W. Bush.

Since returning to South Carolina from Canada, Ambassador Wilkins spent six years chairing the Clemson University Board of Trustees and now serves as a Trustee Emeritus to that board. Additionally, he served as a director on several corporate boards over the past ten years. He is a member of both the South Carolina Bar Association and the American Bar Association. In 2010, South Carolina’s then Governor-elect Nikki Haley tapped Mr. Wilkins to chair her government transition team. First elected in 1980, Ambassador Wilkins served 25 years in the South Carolina House of Representatives. He was elected speaker in 1994, a position he held for 11 years until he resigned for his ambassadorship post. He is the recipient of numerous awards including South Carolina’s highest honor, the Order of the Palmetto.

Education

Mr. Wilkins received his bachelor’s degree from Clemson University and his J.D. degree from University of South Carolina School of Law.

Process for Shareholder to Recommend Individuals for Consideration by the Nominating and Corporate Governance Committee

Any shareholder who wishes to recommend a director candidate for consideration by our Nominating and Corporate Governance Committee must submit a written notice to our Corporate Secretary. For the 2025 Annual Meeting of Shareholders, the Nominating and Corporate Governance Committee will consider recommendations received by December 3, 2024. The written notice must set forth:

•	The name and business or residence address of the nominee;

•	The number of shares of common stock of United Community that are beneficially owned by the nominee;

•	The total number of shares that, to the knowledge of the nominating shareholder, would be voted for such person;

•	The signed consent of the nominee to serve, if elected; and

•	The name and residence address of the nominating shareholder, and the number of shares of United Community that are beneficially owned by the nominating shareholder.

Written notices should be sent to the Corporate Secretary, United Community Banks, Inc., 200 East Camperdown Way, Greenville, South Carolina 29601. A proposed nominee must complete a questionnaire providing requested information about his or her background and qualifications as well as information that would be required to be disclosed by the SEC’s proxy rules and would allow the Nominating and Corporate Governance Committee to evaluate that person’s independence. In addition, any shareholder who intends to solicit proxies in support of director nominees other than our nominees at the 2025 Annual Meeting of Shareholders, in order to comply with the SEC’s universal proxy rules, must provide notice no later than December 3, 2024 to our Corporate Secretary (at the same address previously set forth) that contains all information required by Exchange Act Rule 14a-19.

There were no director nominations proposed for the 2024 Annual Meeting by any shareholder.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR ALL” OF THE 12 DIRECTOR NOMINEES NAMED IN PROPOSAL 1.

Corporate Governance

Our Board of Directors

Our Board provides active, engaged, independent oversight of the Company. Our Board sets the cultural “tone at the top” and oversees the Company’s business with an effective leadership structure guided by strong governance practices. All members of the Board are well engaged in their responsibilities. The Board places a high value on collegiality and open dialogue. The Board proactively fosters a culture of transparency and respect for others. At Board meetings, the Lead Director and other Board members regularly articulate the desire for all members of the Board to express their views and to be open to the opinions of others. We believe that the Board’s commitment to this positive culture is a core attribute that facilitates the Board’s effective independent oversight of the Company.

Our Board is guided by strong governance principles and practices, including the following:

✓    Lead independent director with clearly defined role

✓    Audit Committee, Nominating and Corporate Governance Committee, Risk Committee, and Talent and Compensation Committee each consist entirely of independent directors

✓    Executive sessions of independent directors at each regular Board meeting

✓    Regular consideration of Board and committee composition and refreshment

✓    Periodic comprehensive Board and committee self-assessments

✓    Direct Board access to management and transparency and openness in communications

✓    Stock ownership guidelines for directors

✓    Strict anti-hedging policy

Among other important functions, our Board and its committees:

•	Oversee management’s development and implementation of a multi-year strategic business plan and monitor our progress in meeting the strategic business plan

•	Oversee our risk management processes and efforts to identify, assess, and manage or mitigate material risks facing United Community, including operational, cyber, credit, market, liquidity, compliance, and reputational risks

•	Oversee our audit function, our independent registered public accounting firm, and the integrity of our financial statements

•	Review, monitor, and approve succession plans for our Chief Executive Officer (“CEO”) and other key executives to promote senior management continuity
•	Oversee the establishment and administration of appropriately designed compensation programs and plans

•	Review our CEO’s performance and approve the total annual compensation for our CEO and other executive officers

•	Oversee the Company’s maintenance of high ethical standards, including by adoption of a code of ethical conduct that applies to our executive management and the Board

•	Review our governance practices, our human capital management policies and practices, and our community development and engagement initiatives

Director Independence

Nasdaq listing standards require that a majority of our directors be independent and that each member of our Audit Committee, Nominating and Corporate Governance Committee, and Talent and Compensation Committee be independent. Our Board determines the independence of each director and director nominee in accordance with guidelines it adopted, which include all elements of independence set forth in the Nasdaq listing standards and U.S. Securities and Exchange Commission (“SEC”) rules. The Board first considers whether any director or nominee has a relationship covered by the Nasdaq listing standards that prohibits an independence finding for Board or committee purposes. Any director who has a material relationship with United Community or its management is not considered to be independent.

Our Board has affirmatively determined that all of our director nominees are independent, except for our CEO, H. Lynn Harton, due to his employment with the Company. Specifically, the Board determined that each of the following director nominees are independent under Nasdaq listing standards and our guidelines:

Jennifer M. Bazante	Kenneth L. Daniels	Jennifer K. Mann	Tim R. Wallis
George B. Bell	Lance F. Drummond	Thomas A. Richlovsky	David H. Wilkins
James P. Clements	John M. James	David C. Shaver

Our Board determined as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of the director’s independent judgment in carrying out his or her responsibilities as a director. The Board also determined that each person who currently serves or who served in 2023 on the Audit Committee, the Nominating and Corporate Governance Committee, or the Talent and Compensation Committee meets or met, as applicable, the Nasdaq independence requirements for membership on those committees and, as to the Audit Committee, SEC independence rules.

In reaching the determination that Mr. Wilkins is independent, the Board considered that during 2023, United Community paid approximately $688,000 to the law firm of Nelson Mullins Riley & Scarborough, LLP (“NMRS”) for various legal services. Mr. Wilkins is a partner with NMRS. The fees paid to NMRS by United Community during 2023 amount to less than one-tenth of 1% of that firm’s total revenue and did not exceed established thresholds that are incompatible with Mr. Wilkins being considered independent under the rules of Nasdaq and applicable provisions of the Securities Exchange Act of 1934 (the “Exchange Act”). Mr. Wilkins performed no legal work for the Company and received no compensation related to the engagement.

During 2023, United Community engaged in transactions with Wallis Printing in an amount of approximately $130,000. Mr. Wallis has been President of Wallis Printing since 1985. However, during 2023, Mr. Wallis sold his interest in Wallis Printing. The purchaser financed the transaction with a seller note owed to Mr. Wallis, which is secured by stock of Wallis Printing. While Mr. Wallis retains the title of President, he currently serves in a consultant capacity. Mr. Wallis also owns real estate that continues to be used by Wallis Printing. Mr. Wallis retains no legal control in Wallis Printing. The Board considered this relationship in determining that Mr. Wallis was an independent member of the Board and Audit Committee for 2023, as contemplated by Nasdaq rules and applicable provisions of the Exchange Act.

Board Leadership Structure

Our Board periodically reviews its leadership structure. The Board maintains flexibility to determine the most effective leadership structure in light of the composition of the Board, the composition of management, and the needs of the Company as they change over time. We currently have a Chairman and an independent Lead Director. Mr. Harton, our CEO, serves as Chairman, and Mr. Richlovsky serves as Lead Director. The Lead Director is appointed by the Board upon the recommendation of the Nominating and Corporate Governance Committee.

Our Board believes that the existing structure, with Mr. Harton as Chairman and Mr. Richlovsky as Lead Director, continues to be the most effective leadership structure at this time. The Company benefits from an executive Chairman with deep experience in the financial services industry and knowledge of the Company’s emerging risks and issues that derives from close coordination with the management team. The combined CEO and Chairman role allows the Company to communicate its strategy to employees, customers, regulators, shareholders, and other stakeholders in a single voice. The Company likewise benefits from a Lead Director with deep experience in the financial services industry who communicates regularly with the Chairman, other members of the Company’s management team, and the other independent directors. We believe that the joint efforts and coordination between our Chairman and Lead Director exemplify effective Board leadership and fulfillment of the Board’s oversight responsibilities.

Our Lead Director is highly engaged with management and the other independent directors. Our Lead Director:

✓	Regularly meets with the CEO

✓	Coordinates with the CEO and committee chairs to develop Board and committee meeting agendas

✓	Regularly speaks with each of the committee chairs

✓	Attends all committee meetings

✓	Advises the CEO of the information needs of the Board and provides feedback from the Board

✓	Serves as a “sounding board” for the CEO

✓	Develops topics of discussion for executive sessions of the Board

✓	Leads the executive sessions of the Board

✓	Coordinates with the CEO and the Chair of the Nominating and Corporate Governance Committee to develop the agenda, topics, and content for the Board’s annual retreat

✓	Coordinates with the Talent and Compensation Committee on the annual performance evaluation of the CEO
✓	Serves as a contact for shareholders, employees, and other interested parties who wish to communicate with non-management directors on the Board

Board Evaluation

The Board and each Board committee continually evaluate their own effectiveness throughout the year. The Lead Director, the committee chairs, and the CEO/Chairman regularly discuss the Board and Board committee areas of responsibility and processes, as well as general governance principles, to seek ways in which to enhance the Board’s effectiveness and efficiency.

The Board and each committee perform self-evaluations annually using a process approved by the Nominating and Corporate Governance Committee. In addition, directors are asked to provide candid feedback on individual members of the Board to the Chair of the Nominating and Corporate Governance Committee, the Chairman of the Board or the Lead Director, who then meet to discuss individual director performance and succession considerations.

The Board retains an outside consultant to facilitate the self-evaluation process. In connection with the self-evaluation process, Board members complete a questionnaire. Among other topics, the 2023 self-evaluation questionnaire covered these key areas:

The Board reviewed and discussed the results of the self-assessment questionnaire as part of the self-evaluation during a Board session guided by a third-party facilitator.

Board Continuing Education and Development

Board development opportunities are provided to directors to support the performance of their responsibilities. These opportunities are designed to allow directors to augment their existing skill sets and remain abreast of emerging risks and trends applicable to the Company’s business and the financial services industry. The Company regularly provides directors with training sessions by management and by third-party specialists on a wide range of topics that assist Board members in carrying out their responsibilities, including compliance, governance, regulatory oversight, risk management, and laws governing directors’ duties and conduct. The Company also supports directors in attending third-party educational seminars and conferences.

In addition, the Board engages in an annual retreat. The Board retreat agenda is developed by the Company in collaboration with the Lead Director and Chair of the Nominating and Corporate Governance Committee and with input from other Board members. The Board retreat typically includes presentations and workshops with both internal resources and outside consultants and speakers. The content is specifically tailored to topics relevant to the Company’s strategic priorities, business plan, and risk management, as well as covering industry-wide trends, challenges, and opportunities. The Board retreat also provides directors with insights and perspectives from third-party stakeholders such as shareholders, investors, regulators, vendors, and advisors.

New Director Orientation

Newly elected directors engage in a director orientation process designed to familiarize them with the Company’s business and culture, corporate governance framework, and the role and responsibilities of Board members. New Board members meet individually with members of the Company’s executive management team and are provided with information regarding the Company’s businesses, strategic planning process, risk management framework, and culture and values. The General Counsel facilitates a Board orientation session to review the Company’s Corporate Governance Guidelines, Code of Ethics, and other policies applicable to Board members. Each new Board member is assigned a longer-serving Board member to guide the Board member through the first year of service and to act as a resource for the new Board member. For the first year, new Board members are invited to attend all Board committee meetings to gain an understanding of the operation and duties of each committee.

CEO and Key Management Succession Planning

Our Board oversees our long-term management development and succession. Management maintains procedures to be implemented upon the sudden departure of our Chief Executive Officer or other key members of our executive team. The management development and succession program focuses on key positions and succession elements, including identification of potential successors for positions when it is determined that internal succession is appropriate, assessment of each potential successor’s level of readiness, and preparation of individual growth and development plans. The succession plans are reviewed by the Board at least annually.

Board Committees

Our Board established five standing committees: Audit, Executive, Nominating and Corporate Governance, Risk, and Talent and Compensation. Our Board committees act on behalf of the Board and report their activities to the Board at regular Board meetings. The Board appoints the members of each committee based on the recommendations of the Nominating and Corporate Governance Committee.

At least annually, the Board and the Nominating and Corporate Governance Committee review the committee member assignments and chair positions and consider committee changes, refreshment, and chair rotations. The Board and Nominating and Corporate Governance Committee also regularly review the director qualifications and experience matrix to assist them in evaluating the experience of directors on each committee.

The following table identifies the current members and chairs of each of our standing committees.

	Audit Committee	Executive Committee	Nominating and Corporate Governance Committee	Risk Committee	Talent and Compensation Committee
Jennifer M. Bazante			Member		Member
George B. Bell	Member			Member
James P. Clements			Member		Member
Kenneth L. Daniels	Member	Member		Chair	Member
Lance F. Drummond		Member	Chair	Member
H. Lynn Harton *		Chair
John M. James	Member			Member
Jennifer K. Mann		Member			Chair
Thomas A. Richlovsky •	Member	Member	Member	Member
David C. Shaver	Chair	Member			Member
Tim R. Wallis	Member
Amb. David H. Wilkins				Member

* = Chairman of the Board • = Lead Director

The Board adopted a charter for each standing Board committee, and these charters are available on the Investor Relations > Corporate Governance section of our website (www.ucbi.com). Each committee charter addresses the purpose, authority, and responsibilities of the committee, as well as membership and meetings. As required by each committee charter, each committee annually reviews and assesses its charter’s adequacy and the committee’s performance. Committees may recommend amendments to their respective charters, and our Board must approve amendments.

The members, number of meetings held in 2023, and key responsibilities of each of our standing committees are described below.

Audit

Membership: Mr. Bell, Mr. Daniels, Mr. Richlovsky, Mr. Shaver (Chair), Mr. Wallis

2023 Meetings: 8

Key Responsibilities:

•     Selects the independent auditor

•     Annually evaluates the independent auditor’s qualifications, performance, and independence, as well as the lead audit partner; discusses the nature, scope and rigor of the audit process; and reviews the annual report on the independent auditor’s internal quality control procedures and any material issues raised by its most recent review of internal quality controls

•     Discusses the annual audited and quarterly unaudited financial statements with management and the independent auditor

•     Reviews with management and auditors the quality and adequacy of our internal control over financial reporting and disclosure controls and procedures, and establishes procedures for receipt, retention, and treatment of complaints regarding accounting or internal controls

•     Oversees, reviews, and approves internal audit activities, projects, and budget

•     Oversees the effectiveness of our compliance and ethics programs

•     Oversees our compliance with legal and regulatory requirements

Executive

Membership: Mr. Daniels, Mr. Drummond, Mr. Harton (Chair), Ms. Mann, Mr. Richlovsky, Mr. Shaver

2023 Meetings: 0

Key Responsibilities:

•    To the extent permitted by applicable law, has the responsibility to exercise, during the intervals between meetings of the Board, any and all of the powers and authority of the Board in United Community’s management and affairs

•    From time to time, our CEO or executive team consult the Executive Committee regarding strategic or other matters where input of Board members may be valuable outside of regularly scheduled Board meetings

Nominating and Corporate Governance

Membership: Ms. Bazante, Dr. Clements, Mr. Drummond (Chair), Mr. Richlovsky

2023 Meetings: 4

Key responsibilities:

•     Reviews and recommends, as appropriate, changes to the size, composition, and operation of the Board and its committees

•     Develops and recommends criteria for selecting new directors

•     Identifies, screens, and recommends to our Board individuals qualified to serve on the Board

•     Recommends Board committee structure and membership, including the recommendation of a Lead Director

•     Assists the Board with succession planning

•     Develops, recommends, and annually assesses corporate governance policies, practices, and training requirements and guidelines and makes recommendations for changes to the Board

•     Oversees the process governing annual Board, committee, and director evaluations

Risk

Membership: Mr. Bell, Mr. Daniels (Chair), Mr. Drummond, Mr. Richlovsky, Mr. Wilkins

2023 Meetings: 4

Key responsibilities:

•      Assists the Board in its general oversight of the Company’s risk management processes

•      Responsible for an integrated effort to identify, assess, and manage or mitigate material risks facing the Company

•      Monitors and reviews United Community’s enterprise risk management processes, strategies, policies, and practices to identify emerging risks

•      Evaluates the adequacy of United Community’s risk management functions

•      Makes recommendations to management and the Board in order to effectively manage risks

Talent and Compensation

Membership: Ms. Bazante, Dr. Clements, Mr. Daniels, Ms. Mann (Chair), Mr. Shaver

2023 Meetings: 6

Key Responsibilities:

•     Reviews and approves corporate goals and objectives relevant to compensation of the Company’s executive officers

•     Determines executive officer compensation and recommends director compensation for Board approval

•     Oversees overall compensation philosophy and principles

•     Establishes short-term and long-term incentive compensation programs for executive officers and approves all equity awards

•     Oversees share ownership guidelines and holding requirements for Board members and executive officers

•     Oversees the performance evaluation process for executive officers

•     Selects and determines fees and scope of work of its compensation consultant

•     Oversees and evaluates the independence of its compensation consultant and other advisors

Board and Committee Meeting Attendance

Directors are expected to attend our annual meeting of shareholders, Board meetings, and meetings of Board committees on which they serve. Attendance may be by telephone or video conference. During 2023, our Board met seven times. The Company’s independent directors meet in executive session in conjunction with each regular Board meeting. Mr. Richlovsky, as Lead Director, presides over all executive sessions of the independent directors.

During 2023, each of our incumbent directors attended at least 75% of the aggregate meetings of our Board and the committees on which they served. In addition, each of our directors serving at the time attended our 2023 Annual Meeting of Shareholders.

In addition to our regular meetings of the Board and Board committees, directors attend a Board retreat annually. The Board retreat includes outside speakers who present on emerging topics relevant to the Company and the banking industry and discussion of the Company’s strategic imperatives.

United Community Growth Roadmap

Our Board sets the strategic direction of the Company and sets the cultural “tone at the top.” Our purpose, mission, and values drive our strategy and serve as the foundation of our strong culture.

Vision	We want to be a legendary bank. Built on service, driven by performance.

Purpose	We build communities.
We help customers realize their financial goals, expand their businesses, and plan for their futures. We know that financial health leads to happier lives. We use our skills to improve the financial health and well-being of our customers and ultimately our communities.

Values	Team We play to win together as a team

Truth We see things as they are, not as we want them to be

Trust We trust in people

Caring We demonstrate caring by living the Golden Rule of Banking, treating each other and our customers the way we would want to be treated

Our vision, purpose, values, and our strategic priorities, as approved by the Board, are incorporated into a “Growth Roadmap.” The Growth Roadmap serves as a guide to the Board, our leadership, and our employees throughout the Company to show what United Community stands for and the culture we embody. The Growth Roadmap is routinely emphasized and reinforced in Company-wide communications, team meetings, and other interactions among employees.

Board Oversight of Risk

The Board oversees the Company’s risk management. The Company developed a risk management structure to facilitate careful oversight of risk. The Board provides credible challenge and holds management accountable for maintaining an effective risk management program and for adhering to risk management expectations.

The Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives and discusses reports prepared by United Community’s executive management, including the Chief Risk Officer, on areas of material risk to United Community. The Board uses these reports to understand the risk identification, risk management, and risk mitigation strategies being used by United Community and to oversee the implementation of the strategies.

To further support the risk management function, United Community also has a Risk Committee comprised solely of independent directors. The Risk Committee assists the Board in its general oversight of the Company’s risk management processes and is responsible for an integrated effort to identify, assess, and manage or mitigate material risks facing the Company. The Risk Committee’s primary functions include monitoring and reviewing United Community’s enterprise risk management processes, strategies, policies, and practices to identify emerging risks, evaluate the adequacy of United Community’s risk management functions, and make recommendations to management and the Board to effectively manage risks.

United Community is committed to maintaining appropriate practices with respect to the security, availability, and confidentiality of the information entrusted to it by its customers and other stakeholders. In furtherance of that commitment, United Community continually works to strengthen its information technology infrastructure and enhance its cybersecurity and information security controls.

Information Security and Cyber Awareness

As part of its oversight responsibilities over Company risks and controls, the Risk Committee of the Board oversees United Community’s efforts to respond to increasingly challenging cyber and information security risks. At each quarterly meeting of the Risk Committee, United Community’s Chief Information Officer reports to the Risk Committee of the Board regarding security testing, training, audits, key cybersecurity metrics, and United Community’s efforts to identify, prepare for, prevent, and respond to critical threats. The Risk Committee receives regular updates on the maturity of United Community’s information security program, penetration testing results, infrastructure assessments, threat environment, security operations, operational events, vendor and supply chain security, and application/data security. On an annual basis, United Community’s Chief Information Officer presents a Cybersecurity Program Update to the Risk Committee of the Board.

All employees are engaged in protecting and securing data. Employees receive annual training on cybersecurity risks, including training that raises awareness of phishing scams, as well as annual training on security, privacy, and policy awareness. We also routinely conduct exercises to raise information security awareness. In addition to enterprise-wide cybersecurity training for all employees, the Company also annually conducts targeted cybersecurity training for all IT personnel and application development personnel.

Audit Committee Financial Expert

Our Board determined that each of Messrs. James, Richlovsky, and Shaver is an “Audit Committee financial expert” as that term is defined in the regulations promulgated under the Exchange Act. Additionally, the Board determined that all members of the Audit Committee are able to read and understand fundamental financial statements within the meaning of Nasdaq’s Audit Committee requirements.

Share Ownership Guidelines and Anti-Hedging Policy

The Board adopted share ownership guidelines for directors and executive officers.

Each non-employee director is expected to maintain a meaningful ownership of shares of the Company’s common stock, which the Company considers to be common stock having a value at least equal to three times the annual base cash retainer payable for service on the Company’s Board. Such ownership is expected to be acquired within five years of election to the Board. Each non-employee director is expected to retain ownership of 100% of all net after-tax shares granted by the Company after such shares vest until the non-employee director reaches the target.

Each employee at the level of Executive Vice President and above is expected to maintain a meaningful ownership of shares of the Company’s common stock, which the Company considers to be a number of shares of our common stock having a value at least equal to a multiple, as set forth below, of the officer’s annual base salary as in effect from time to time.

Officer Level	Multiple of Base Salary
CEO	3X
Other Executive Officers	2X

Such ownership is expected to be acquired within five years of such person’s hire or promotion date. Each executive officer is expected to retain ownership of 100% of all net after-tax shares granted by the Company after such shares vest until the executive officer reaches the target.

Our insider trading policy prohibits Board members and employees (including our executive officers) from pledging United Community securities as collateral, holding United Community securities in a margin account, or hedging against any decrease in the market value of equity securities issued by United Community and held by them, such as entering into or trading prepaid variable forward contracts, equity swaps, collars, puts, calls, options, exchange funds, or other derivative instruments related to United Community stock.

Code of Ethical Conduct

In addition to a Code of Conduct applicable to all of our employees, United Community adopted a Code of Ethical Conduct designed to promote ethical conduct which applies to, among other members of our executive and senior management and Board, United Community’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. United Community’s Code of Ethical Conduct is available on our website (www.ucbi.com), where we would also post any amendments or waivers to the Code of Ethical Conduct.

Communications with Board of Directors

Shareholders wishing to communicate with the Board should send any communication in writing to the Corporate Secretary, United Community Banks, Inc., 200 East Camperdown Way, Greenville, South Carolina 29601. Any such communication must state the number of shares beneficially owned by the shareholder making the communication. The communication will be forwarded to the full Board or to any individual director or directors to whom the communication is directed unless the communication is determined to be illegal or otherwise inappropriate.

Corporate Governance Information

You can find information regarding our corporate governance practices on the Investor Relations > Corporate Governance section of our website (www.ucbi.com), including our Code of Ethics, Corporate Governance Guidelines, and the charter of each of our standing committees. This information is available in print to any shareholder who sends a written request to: Investor Relations, United Community Banks, Inc., 200 East Camperdown Way, Greenville, South Carolina 29601.

Director Compensation

The following summarizes the compensation earned by or paid to each person who served as a nonemployee member of our Board of Directors during all or any part of 2023. Mr. Harton was not separately compensated for his service on the Board. See Executive Compensation for information regarding Mr. Harton’s employee compensation. Directors of the Company also serve on the Board of the Bank and receive no additional compensation related to their service on the Bank’s Board. In addition, we reimburse directors for certain fees and expenses incurred in connection with continuing education activities and for travel and expenses related to United Community business. Certain columns specified for this table by item 402(k) of Regulation S-K have been omitted because they were not applicable.

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	All Other Compensation ($)	Total ($)
Jennifer M. Bazante	$ 61,250	$ 65,003	-	$ 126,253
George B. Bell	60,000	65,003	-	125,003
Robert H. Blalock[3]	35,000	-	$ 25,000	60,000
James P. Clements	65,000	65,003	-	130,003
Kenneth L. Daniels	97,500	65,003	-	162,503
Lance F. Drummond	88,750	65,003	-	153,753
John M. James[4]	4,167	27,096	-	31,263
Jennifer K. Mann	75,000	65,003	-	140,003
Thomas A. Richlovsky	110,000	65,003	-	175,003
David C. Shaver	90,000	65,003	-	155,003
Tim R. Wallis	60,000	65,003	-	125,003
Amb. David H. Wilkins	60,000	65,003	-	125,003

[1]	The annual cash retainer fees may be deferred pursuant to United Community’s Deferred Compensation Plan. No director elected to defer his or her 2023 annual director cash compensation.

[2]	With the exception of Mr. James, this represents the grant date fair value of time-based restricted stock units awarded on May 17, 2023 (2,856 underlying shares valued at $22.76 per share, the price of United Community’s common stock on that date) computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Mr. James’ award was prorated based on his appointment to the Board on December 1, 2023 and represents the grant date fair value of time-based restricted stock units awarded on December 1, 2023 (1,033 underlying shares valued at $26.23 per share, the price of United Community’s common stock on that date) computed in accordance with FASB ASC Topic 718. All director 2023 time-based restricted stock unit awards were outstanding as of December 31, 2023. See Note 17 of our annual consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 23, 2024, for information regarding assumptions made in the valuation of these awards. These awards are granted annually on the date directors are elected at the annual meeting and vest the day before the following year’s annual meeting.
[3]	Mr. Blalock did not stand for re-election at the 2023 Annual Meeting of Shareholders. Therefore, his 2023 director compensation includes compensation related to his service on the Board through May 17, 2023. In recognition of his service to the Board, Mr. Blalock received an appreciation bonus, which is reflected in the All Other Compensation column.

[4]	Mr. James’ 2023 director compensation was prorated based on his appointment to the Board on December 1, 2023.

Nonemployee directors received an annual cash retainer fee for their service on the Board as well as incremental annual cash retainer fees relative to committee duties and responsibilities. Cash retainer fees are paid quarterly.

The forms and amounts of director compensation are recommended by the Talent and Compensation Committee, and approved by the Board, after considering market data and recommendations of the Talent and Compensation Committee’s compensation consultant, which utilized the same peer group used in connection with establishing the compensation of our executive officers. For 2023, annual director equity compensation was $65,000 and the components of annual director cash compensation were as follows:

Payment for service as:	Amount ($)
Director	$ 50,000
Lead Director	25,000
Audit Committee Member	10,000
Audit Committee Chair	15,000
Risk Committee Member	10,000
Risk Committee Chair	12,500
Nominating and Corporate Governance Committee Member	7,500
Nominating and Corporate Governance Committee Chair	10,000
Talent and Compensation Committee Member	7,500
Talent and Compensation Committee Chair	10,000
Executive Committee Member	7,500

Cash retainers paid to committee chairpersons are in addition to cash retainers paid for his/her service as a member of the committee.

No increases in annual director compensation were proposed or approved in 2023 for 2024.

Transactions with Management and Others

Policy with Respect to Approval of Related Party Transactions

United Community has a written related party transaction policy that governs the review, approval, and ratification of any transaction that would be required to be disclosed by United Community pursuant to SEC requirements. United Community’s Board (or the Audit Committee of the Board) must approve all such transactions under the policy.

Prior the company entering into a related party transaction or an amendment thereof, the Board (or a committee of the Board) must consider all of the available relevant facts and circumstances including, if applicable, benefits to United Community, the impact of a transaction on a director’s independence, the availability of other sources for comparable products or services, the terms of the transaction, and the terms available to or from unrelated third parties or employees generally, as the case may be. No member of the Board or any committee shall participate in any review, consideration, or approval of any related party transaction with respect to which such member or any of his or her immediate family members is a related party.

2023 Related Party Transactions

There were no related party transactions in 2023 except as described in “Director Independence” above.

Executive Officers

Information regarding our current executive officers is set forth below. Each of our executive officers is appointed annually by the Board and serves at the discretion of the Board.

Name (age)	Position with United Community and Employment History

H. Lynn Harton Age: 62 Officer of United Community Since 2012

Lynn Harton has served as President, Chief Executive Officer and Director since 2018. Mr. Harton served as President, Chief Operating Officer and Director from 2015 to 2018.

Prior to joining United Community in 2012, Harton was Executive Vice President and Head of Commercial Banking-South for TD Bank, N.A. Prior to that, Harton served as President and Chief Executive Officer at The South Financial Group (which was sold to TD Bank). With a career beginning in 1983, he has held various executive positions at BB&T, Union Planters Corporation and Regions Financial Corporation.

Jefferson L. Harralson Age: 58 Officer of United Community Since 2017

Jefferson Harralson serves as Chief Financial Officer.

Harralson brings more than 25 years of experience in the financial services industry. He is currently responsible for managing and directing all accounting, financial and reporting activities. He is also responsible for mergers and acquisitions, investor relations, treasury, capital and strategic planning, budget and forecasts.

Prior to joining United Community in 2017, Mr. Harralson served as a managing director for Keefe, Bruyette and Woods (“KBW”). He joined KBW as vice president in 2002 and was charged with rebuilding the firm’s Southeastern Bank Research effort after the events of September 11, 2001. He led KBW’s small and midsized bank research team and was associate director of research for the entire firm. Harralson has spent his career focused on the banking industry.

Richard W. Bradshaw Age: 62 Officer of United Community Since 2014

Richard Bradshaw serves as Chief Banking Officer of United Community and President of the Bank. In this role, he has overall responsibility for our diverse commercial and retail lines of business. He is also responsible for United Community’s mortgage division and oversees more than 200 branches across the six-state footprint.

Bradshaw brings more than 30 years of banking industry experience to his role at United Community. Prior to joining United Community in 2014, he served as the Head of U.S. SBA Programs at TD Bank leading the bank to become the 8th largest SBA lender in the U.S. He previously served as President at UPS Capital Business Credit in Atlanta, Georgia where he was responsible for sales and marketing for asset-based lending, equipment leasing, SBA and insurance.

Bradshaw is a retired Commander from the U.S. Naval Reserve Intelligence Program and served five years of active duty as a Captain in the U.S. Air Force.

Robert A. Edwards Age: 59 Officer of United Community Since 2015

Rob Edwards serves as Chief Risk Officer. In this role, he is responsible for oversight of the credit culture, credit performance and all facets of enterprise risk management for United Community.

Edwards brings more than twenty-five years of experience in the financial services industry. Prior to joining United Community in 2015, he served as Executive Credit Officer over Credit Policy and Risk Reporting and Analytics at TD Bank N.A. He also served as the Chief Credit Officer at The South Financial Group (TSFG).

Name (age)	Position with United Community and Employment History

Melinda Davis Lux Age: 51 Officer of United Community Since 2020

Melinda Davis Lux serves as General Counsel and Corporate Secretary. In this role, she is responsible for the Company’s legal and governance affairs, providing guidance for significant transactional, regulatory, and strategic matters and working closely with United Community’s Board of Directors.

Davis Lux brings more than 20 years of experience advising clients as a corporate and M&A attorney. Prior to joining United Community in 2020, Ms. Davis Lux was a partner with Womble Bond Dickinson in Greenville, South Carolina and served as a Global Board Member of Womble Bond Dickinson International. Earlier in her career, Davis Lux was a partner with the Wyche Law Firm, a corporate associate for Kilpatrick Stockton, LLP and Law Clerk to the Honorable Alexander B. Denson of the U.S. District Court in Raleigh, North Carolina.

Holly Berry Age: 50 Officer of United Community Since 2022

Holly Berry serves as Chief Human Resources Officer. In this role, she is responsible for recruiting and nurturing the talent United Community needs to be successful, while fostering a workplace culture that excites, engages, motivates, and rewards employees.

Berry brings 20 years of HR management experience to United Community, including previous leadership roles at BMW Manufacturing and Bank of America. Her industry certifications include the Senior Professional in Human Resources (SPHR) and SHRM Senior Certified Professional (SHRM-SCP) designations. Berry also earned a certification in U.S. Health Policy from Harvard University.

Abraham A. Cox Age: 47 Officer of United Community Since 2023

Abraham Cox serves as Chief Marketing Officer. In this role, he is responsible for supporting the Company’s strategic objectives and amplifying its brand through marketing and communications.

Cox brings more than 20 years of experience in the banking industry. Prior to joining United Community in 2022, he served as Head of Mortgage Originations at Truist. He was chosen for the role in December of 2019 upon the merger of equals between BB&T Corporation and SunTrust Banks, Inc. Cox’s previous roles at Truist and its predecessor BB&T included executive and senior leadership positions in commercial, retail and mortgage banking across the Mid-Atlantic and Southeast. He began his banking career in 2000 in BB&T’s Leadership Development Program.

Mark Terry Age: 57 Officer of United Community Since 2016

Mark Terry serves as Chief Information Officer. In this role, Terry leads our information technology operations including all technology infrastructure, data management, application support and project management.

Terry brings more than 30 years of experience in information technology. Prior to joining United Community in 2015, he served as Executive Vice President and Chief Information Officer of The Palmetto Bank, Chief Information Officer of the Forcht Group of Kentucky and System Engineer at EDS, Inc. He holds a certification as an Information Security Manager from the Information Systems Audit and Control Association and is a current member of the organization.

Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, we provide our shareholders each year with an opportunity to vote, on an advisory basis, on compensation paid to our named executive officers (“Named Executive Officers” or “NEOs”) as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K. Accordingly, we are asking our shareholders to provide an advisory non-binding vote (“say-on-pay” vote) to approve our executive compensation as we have described it in Executive Compensation: Compensation Discussion and Analysis and in the accompanying compensation tables. At our 2023 Annual Meeting of Shareholders, over 97% of the votes cast favored the “say-on-pay” proposal. Our Talent and Compensation Committee believes that this result continues to evidence strong shareholder support of our executive compensation programs and thus has maintained a consistent overall approach for 2023.

Our Talent and Compensation Committee oversees our executive compensation program, structures the program, adopts changes to the program and awards compensation as appropriate to reflect United Community’s performance and promote the objectives of the program. Our compensation programs are designed to attract and retain talented, experienced and qualified individuals, to motivate and reward outstanding performance while maintaining safe and sound banking practices, to promote our strategic goals and to support long-term value creation for our shareholders.

The “say-on-pay” vote is advisory and will not be binding on the Board or the Talent and Compensation Committee. However, our Board and Talent and Compensation Committee value our shareholders’ views and will consider the outcome of the vote when making future executive compensation decisions.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” OUR “SAY-ON-PAY“ PROPOSAL (PROPOSAL 2).

Executive Compensation

This section provides details of compensation during 2023 for our NEOs:

Name	Position
H. Lynn Harton	Chairman, President and Chief Executive Officer
Jefferson L. Harralson	Executive Vice President, Chief Financial Officer
Richard W. Bradshaw	Executive Vice President, Chief Banking Officer
Robert A. Edwards	Executive Vice President, Chief Risk Officer
Melinda Davis Lux	Executive Vice President, General Counsel and Corporate Secretary

Compensation Discussion and Analysis

Overview of Compensation Program

Our Talent and Compensation Committee is responsible for determining the compensation that is paid to our Company’s executive officers. For purposes of this Proxy Statement, the term “executive officer” means the executive leadership of the Company, including the NEOs. Our Talent and Compensation Committee strives to design our executive compensation programs to serve the long-term interests of our shareholders. To deliver superior shareholder returns, we believe that it is critical to provide competitive compensation packages that will attract, retain and motivate talented and experienced executives with the requisite expertise. Our program is designed to balance short-term and long-term components of compensation and, consequently, incent achievement of our annual business plan and long-term business strategies.

2023 Select Business Highlights

Short-Term Highlights

Diluted net income per common share (GAAP)	For the Years Ended December 31,
	2023	2022	Change % / bp
	$1.54	$2.52	(39%)
Diluted net income per common share (operating)	$2.11	$2.66	(21%)
Net income (GAAP) ($000)	$187,544	$277,472	(32%)
Net income (operating) ($000)	$254,949	$292,601	(13%)
Return on assets (GAAP)	0.68%	1.13%	(0.45)
Return on assets (operating)	0.94%	1.19%	(0.25)
Return on common equity (GAAP)	5.34%	9.54%	(4.20)
Return on common equity (operating)	7.33%	10.07%	(2.74)
Return on tangible common equity (operating)	10.63%	14.04%	(3.41)
Net charge-offs to average loans	0.30%	0.07%	0.23
Net interest margin (fully taxable equivalent)	3.35%	3.38%	(0.03)

See reconciliation of non-GAAP measures related to GAAP financial measures in United Community’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 23, 2024.

In addition to the financial highlights above, during 2023, the Company:

•	Completed a successful year with strong, high-quality loan and deposit growth and completed acquisitions in high-growth markets in Alabama, the Florida panhandle and Miami, which were all strategic priorities.

•	Entered into a bond portfolio restructuring transaction to reduce our exposure to interest rate volatility in this uncertain environment that resulted in a pre-tax loss of $52 million.

•	Incurred a charge for a FDIC special assessment of $10 million to recover losses to the Deposit Insurance Fund.

•	Experienced strong loan growth of $3 billion, including $972 million of organic loan growth not received through bank acquisitions or lost through branch sales.

•	Grew core transaction deposits $796 million including acquired banks; excluding acquired banks, 2023 core transaction deposits declined $984 million, or 6%.

•	Reported an efficiency ratio of 60.1%, or 56.2% on an operating basis, which is higher than our target range, primarily driven by higher deposit rates and a compressing net interest margin.

•	Reported net interest margin of 3.35%, down slightly from 2022, due to increased deposit costs.

•	Reported a decline in noninterest income of $62.2 million primarily due to the bond portfolio restructuring transaction. Excluding the bond portfolio restructuring transaction, noninterest income was down $4.8 million mostly due to a decline in mortgage fees, as higher rates led to lower demand and business volume.

•	Awarded $581 thousand in charitable contributions to 230 organizations to improve the economic vitality and quality of life in the communities we serve through the United Community Bank Foundation.

•	Appointed John M. James to serve on our Board of Directors, effective December 1, 2023. Most recently he served as Senior Vice President – Americas Legal Entity Controller Executive with Bank of America Corporation, a role that he held for the three years prior to his retirement in June 2022. Prior to that role, Mr. James served for fourteen years as Bank of America’s Senior Vice President and Corporate Controller. Mr. James brings a depth of financial experience with more than 35 years of experience driving growth, increasing shareholder value, and optimizing organizational policy.

•	Refreshed our corporate logo and brand across our franchise.

•	Was recognized by Forbes as one of America’s Best Banks for the tenth consecutive year and as one of the World’s Best Banks in four of the last five years.

•	Was recognized as one of the Best Banks to Work For by American Banker for the seventh consecutive year based on employee satisfaction.

•	Was recognized by Newsweek in 2023 as one of America’s Most Trustworthy Companies (ranking #2 in the banking industry category).

•	Was recognized by Forbes in 2023 as one of America’s Best Midsize Employers.

•	Earned J.D. Power’s Highest in Customer Satisfaction with Consumer Banking in the Southeast designation for the ninth time.

Long-Term Highlights

We have generated strong financial results over the past 5+ years, more than doubling net income while also adding substantial capital, both organically and through M&A. Since the end of 2016, we increased our already strong common equity tier-1 risk-based capital ratio by 93 basis points to 12.16% and our tier-1 risk-based capital ratio by 137 basis points to 12.60%, providing greater flexibility for strategic company growth and capital actions while maintaining a strong balance sheet.

Total Shareholder Return (“TSR”)

The graph below shows our TSR1 expressed as the cumulative return to shareholders over the past decade. As illustrated, a $100 investment in United Community Banks, Inc. common stock on December 31, 2013 would be valued at $200 as of December 31, 2023, outperforming the financial services industry over the period, as measured by the KBW Nasdaq Regional Bank Index (KRX).

Performance for the period ended December 31, 2023	United Community Banks, Inc.	KBW Nasdaq Regional Bank Index (KRX)
1-Year	7%	0%
3-Year	72%	46%
5-Year	29%	22%
10-Year	103%	74%

1 TSR shows the actual return on an initial investment with dividends reinvested.

Key Aspects of the 2023 Executive Compensation Program

Overview

Our executive compensation program is comprised of three main components:

Base Salary	•	Primarily reflects scope of responsibilities, individual skills and capabilities and individual performance in light of competitiveness in the markets in which we retain executive talent
Annual Nonequity Incentive Awards	•	Provides short-term variable pay for performance based on key operating goals
Long-Term Equity Incentive Awards	•	Consists of grants of performance-based and time-based restricted stock units
	•	Aligns the long-term interests of our executive officers with those of our shareholders to support long-term value creation

Annual Nonequity Incentive Awards Earned in 2023

The Committee selected the following six performance objectives and assigned weights for 2023 nonequity incentive awards:

		2023 Corporate Performance Levels
		50%	100%	150%
Performance Objective	Overall Weight	Threshold	Target	Maximum
Pre-Tax Pre-Provision Earnings per Share	20.0%	$ 4.14	$ 4.60	$ 4.97
Operating Earnings per Share	15.0	$ 2.85	$ 3.17	$ 3.42
Net Charge-Offs / Average Loans	15.0	0.34%	0.27%	0.21%
NPAs / Total Assets[1]	15.0	25th Percentile	50th Percentile	75th Percentile
Operating Efficiency Ratio	20.0	51.50%	49.00%	47.10%
Customer Satisfaction Rating	15.0	95.50%	96.50%	97.50%

[1] NPAs / Total Assets metric excludes restructured loans.

See 2023 Executive Compensation Components: Annual Nonequity Incentive Awards for additional information regarding annual nonequity incentive awards earned by NEOs in 2023.

Long-Term Equity Incentive Awards Granted in 2023

Performance-Based Restricted Stock Units

Annual performance-based restricted stock unit (“PRSU”) award grants vest, if at all, in four equal installments with 25% vesting on February 15 following the performance period. Vesting of the PRSUs on each vesting date is based on our performance in the immediate calendar year before vesting (e.g., the number of awards that vest on February 15, 2024 will be determined by our performance for the 2023 calendar year).

The performance measure selected by the Talent and Compensation Committee for the PRSUs granted to the NEOs in January 2023 was our return on average assets for the applicable calendar year performance period relative to the designated peer group as adjusted by the TSR modifier relative to the same designated peer group. Specifically, the number of PRSUs subject to vesting on each applicable vesting date equals (a) a percentage between 0% and 150% determined based on our return on average assets relative to designated peer companies for the applicable performance period, multiplied by the number of target PRSUs, adjusted by (b) the TSR modifier percentage relative to designated peer companies for the applicable performance period.

Time-Based Restricted Stock Units

Annual time-based restricted stock unit (“TRSU”) award grants vest, if at all, in four equal installments with 25% vesting on February 15 following each of the four years following grant assuming the executives remain employed with us, subject to certain exceptions.

See 2023 Executive Compensation Components: Long-Term Equity Incentive Awards for additional information regarding the granting of long-term equity incentive awards.

Shareholder Response

The most recent shareholder advisory vote on our NEO compensation was held at our 2023 Annual Meeting of Shareholders. Excluding abstentions and broker nonvotes, over 97% of the votes cast were in support of our executive compensation program. Because we view this outcome as continuing to be overwhelmingly supportive of our compensation policies and practices, we do not believe that changes to the program are needed at this time. Nonetheless, because market practices and our business needs continue to evolve, we intend to continually evaluate our program and make changes when warranted.

Pay for Performance

Our compensation philosophy is to provide a significant portion of our compensation for NEOs in at-risk, performance-based vehicles. The following charts show the mix of our CEO’s 2023 target direct compensation package, as well as the mix of the target direct compensation package for the average NEO.

At Risk/Performance-Based
CEO	60%
All Other NEOs	51%

Compensation Philosophy and Objectives

Our overall compensation philosophy seeks to achieve the following objectives with respect to our employees:

Competitive	We offer competitive compensation to our executives and employees based on comparable external market information.
Fair and Equitable	We are committed to the fair and equitable administration of our compensation and incentive plans.
Performance-Based	We strive to reward our employees on the basis of individual and company-wide, risk-adjusted performance.
Long-Term Soundness	We attempt to appropriately balance risks and rewards in a manner that does not encourage excessive or imprudent risk-taking by our executives and employees. We take into account a number of performance metrics when determining whether to award incentive compensation to promote long-term financial success.
Communication	We make every effort to communicate each individual’s compensation package clearly.
Peer Positioning	We use peer compensation levels to help guide our decisions. Our targets for total direct compensation (base salary, annual cash incentives and long-term equity incentives) are:
	a. New to Position: b. Experienced: c. Proven High Performer:	Between the 1st and 40th percentile 40th - 60th percentile 60th - 75th percentile

The material compensation principles applicable to the compensation of our NEOs are outlined below:

•	In determining total compensation, we consider the reasonable range of the median of total compensation of comparable positions at companies within our market comparator group, while accounting for distinct circumstances not reflected in the market data such as unique job descriptions as well as the impact that a particular officer may have on our ability to meet business objectives. For competitive or other reasons, our levels of total compensation or any component of compensation may exceed or be below the median range of our market comparator group.

•	We set base salaries to reflect the responsibilities, experience, performance and contributions of the NEOs and the salaries for comparable benchmarked positions while maintaining an appropriate balance between base salary and incentive compensation.

•	We reward NEOs who enhance our performance by linking nonequity and equity incentive awards to the achievement of our financial goals.

•	We promote share ownership to align the interests of our NEOs with those of our shareholders.

•	In approving compensation arrangements, we consider recent compensation history including special or unusual compensation payments.

We have change-in-control severance agreements with our NEOs to promote executive continuity, aid in retention, and secure valuable protections for United Community (such as restrictive covenants), as well as to facilitate implementation of our clawback policy.

The Talent and Compensation Committee believes that:

•	The compensation of our executive officers should reflect their individual performance and their performance as an executive management team in attaining key operating metrics.

•	Performance objectives should be motivating and challenging but also achievable and consistent with our safe and sound operation.

•	Compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, and should not encourage unnecessary or excessive risks.

Compensation Best Practices

We strive to align our executives’ interests with those of our shareholders. We further strive to follow sound governance practices in our executive compensation program and to ensure that our compensation programs and practices are consistent with safe and sound banking practices. Below are key features of our executive compensation program that we believe encourage executive performance consistent with responsible compensation practices.

What We Do

Pay for Performance	A significant portion of executive compensation is linked to key metrics of financial performance.

Multi-Year Vesting Period for Long-Term Incentive Awards	Time-based restricted stock unit and performance-based restricted stock unit awards generally vest, subject to performance achievement, ratably over a four-year period.

Double Trigger Change-in-Control Provisions	Our change-in-control continuity agreements require both a change in control and termination of employment without “cause” or for “good reason” for an executive to be entitled to severance payments. In addition, our long-term equity incentive awards for executive officers include similar double-trigger vesting provisions.

United Community Share Ownership Guidelines	We have robust share ownership guidelines for our executive officers to align the interests of our executive officers with those of our shareholders.

Clawback Policy	Our Board has adopted policies (including one required by Nasdaq listing standards) relating to the clawback of incentive compensation paid to our executive officers in the event of certain restatements of our financial statements.

Annual Compensation Risk Assessment	Our Talent and Compensation Committee assesses the risk of all compensation programs at least annually.

What We Don’t Do

No Tax Gross-Ups	We do not provide any tax gross-ups.

No Hedging or Pledging of United Community Stock	We have a policy that prohibits our directors, officers and employees from engaging in short sales, trading in puts, calls and other options or derivatives with respect to our stock or hedging our stock.

No Repricing of Stock Options Without Shareholder Approval	Our equity plans prohibit repricing without shareholder approval.

Role of the Talent and Compensation Committee

Oversight

Our Talent and Compensation Committee is comprised entirely of independent directors. The Committee determines and approves the compensation of our executive officers. The independent members of our Board of Directors provide input with respect to our CEO’s compensation and ratify the Talent and Compensation Committee’s determinations with respect to our CEO’s compensation.

Approach to Total Compensation and its Components

In establishing the total compensation of each of our executive officers, the Talent and Compensation Committee considers the following factors:

•	Scope of responsibilities

•	Value of his or her unique skills and capabilities to support our long-term performance

•	Contribution as a member of the executive management team

•	Performance as compared to individual objectives

•	Performance of the Company as compared to the Company’s three-year strategic plan and annual business plan

•	Performance of the Company as compared to a peer group

•	Peer group compensation information

In determining total compensation of our executive officers, the Talent and Compensation Committee considers the reasonable range of the median of total compensation of comparable positions at companies within our peer group. The Committee also considers the balance of nonequity and equity compensation and short-term and long-term compensation of comparable positions at companies within our peer group. The Committee does not have a policy or target for the allocation of compensation between nonequity and equity compensation or short-term and long-term compensation.

Our Talent and Compensation Committee believes that a significant portion of executive compensation should be based on Company performance. In 2023, NEO annual nonequity incentive awards were granted based 100% on the performance of the Company as compared to pre-established goals. In addition, the vesting of 70% of NEO 2023 long-term equity incentive awards is dependent on the performance of the Company as compared to pre-established goals.

Our Talent and Compensation Committee believes that granting long-term equity incentive awards to our executive officers provides a competitive incentive opportunity, links executive compensation with long-term performance and strengthens the alignment of executive compensation with shareholder value creation.

We utilize our equity-based awards:

•	As a retention tool to encourage the long-term service of our executives

•	To provide our executive management team a direct interest in our future success

•	To directly align the interests of our executives with shareholder value creation

Role of Outside Advisors

In 2023, the Talent and Compensation Committee retained Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”) otherwise known as McLagan, to provide independent compensation consulting services. Aon has provided compensation consulting services to the Talent and Compensation Committee since 2015.

The Talent and Compensation Committee determines the scope of Aon’s services and has approved a written agreement pursuant to which Aon provides independent advice to the Committee. The approved scope of Aon’s work generally includes performing analyses and providing independent advice related to our executive and nonemployee director compensation programs and providing competitive market studies and other services that support the Talent and Compensation Committee’s decisions, such as providing advice in areas such as compensation philosophy, compensation risk assessment, market comparator group, incentive plan design, executive compensation disclosure, emerging best practices and changes in the regulatory environment.

Aon, along with management, also prepares benchmarking data for consideration by the Talent and Compensation Committee in making decisions with respect to base salary, the annual nonequity incentive award program and the long-term equity incentive award program.

The Talent and Compensation Committee annually reviews the independence and performance of its compensation consultant and the consulting services provided. In evaluating the independence and performance and considering the retention of its compensation consultant, the Talent and Compensation Committee also assesses the consultant’s independence in accordance with Nasdaq listing standards, taking into account whether:

•	The consultant provides other services to United Community;

•	The fees paid by United Community to the compensation consultant represent an insignificant portion of the consultant’s total revenues;

•	The consultant maintains policies and procedures designed to prevent conflicts of interest between the consultant and the companies to which it provides services, as well as between its individual employees and such companies;

•	United Community or any member of the Talent and Compensation Committee have any other business or personal relationship with the consultant or its employees who provide services to the Committee;

•	The consultant, or its employees who provide services to the Talent and Compensation Committee, own any United Community securities and

•	Any executive officer of United Community has any business or personal relationship with the consultant or its employees who provide services to the Talent and Compensation Committee.

In 2023, Aon’s compensation advisory role included providing market information on executive and director compensation levels and practices, assisting in the design of executive and director compensation programs and providing input on related technical and regulatory matters.

Based upon these and other factors, the Talent and Compensation Committee concluded that the retention of Aon did not present any conflicts of interest, that Aon was independent and that such retention was appropriate.

When requested by the Talent and Compensation Committee, an Aon representative attends Committee meetings and participates in private sessions with the Committee. Talent and Compensation Committee members may consult directly with Aon from time to time as desired, and the chair of our Talent and Compensation Committee regularly consults with Aon with respect to Committee responsibilities and compensation matters.

Management’s Role in Determining Executive Compensation

Our executive management team develops a rolling three-year strategic plan and annual business plan. The three-year strategic plan and annual business plan are reviewed and approved by our Board. Financial performance targets used in our incentive compensation programs typically are derived from those plans.

Our CEO develops compensation recommendations for our executive officers based on each executive’s scope of responsibilities, individual performance and contributions to the executive management team, as well as market data provided by Aon. The CEO evaluates and reports to the Talent and Compensation Committee on the performance of each of the other NEOs, in each case, versus previously established goals. The Talent and Compensation Committee also has input into each NEO’s performance evaluation. No objective criteria or relative weighting is assigned to any individual goal or factor. In making compensation recommendations, the CEO also takes into account United Community’s performance as compared to our Board-approved plans and peer group performance. Our Talent and Compensation Committee reviews and considers the recommendations of the CEO and his evaluation of the performance of our executive officers.

Our Talent and Compensation Committee determines the compensation of our CEO after assessing the performance of the CEO and the performance of the Company as compared to the Board-approved plans and peer group performance. Our Lead Director, who consults regularly with the CEO and other directors, provides input to the Committee with respect to the CEO’s performance. The Committee also consults with Aon as to the appropriateness of our CEO’s compensation and each component of compensation in light of market practices, sound governance practices and trends in compensation practices in the banking industry.

Although the Committee values and solicits management’s input, it retains and exercises sole authority to make decisions regarding executive officer compensation.

Market Benchmarking

On an annual basis, the Talent and Compensation Committee selects a benchmark group of publicly-traded financial institutions to use in assessing the compensation of United Community’s executive officers. The peer group is used by our Talent and Compensation Committee to ensure that United Community’s compensation programs offer competitive compensation opportunities and reflect best practices in compensation plan design.

Aon assists the Committee in selecting the appropriate peer group companies. The Company determined a new peer group in 2022 for the purposes of setting 2023 compensation, based on comparable assets, commercial loan concentrations, number of branches and states of operation. The 2022 benchmark group of publicly-traded financial institutions used to set 2023 compensation (the “2023 Compensation Peer Group”) included:

Company Name	Ticker	City	State	Total Assets 2021Y ($000)
Ameris Bancorp	ABCB	Atlanta	GA	23,858,321
Atlantic Union Bkshs Corp.	AUB	Glen Allen	VA	20,064,796
Cadence Bank	CADE	Tupelo	MS	47,669,751
Commerce Bancshares Inc.	CBSH	Kansas City	MO	36,689,088
Cullen/Frost Bankers Inc.	CFR	San Antonio	TX	50,878,490
F.N.B. Corporation	FNB	Pittsburgh	PA	39,513,318
First Financial Bancorp.	FFBC	Cincinnati	OH	16,329,141
Fulton Financial Corp.	FULT	Lancaster	PA	25,796,398
Hancock Whitney Corp	HWC	Gulfport	MS	36,531,205
Heartland Financial USA Inc.	HTLF	Denver	CO	19,274,549
Independent Bk Group Inc.	IBTX	McKinney	TX	18,732,648
Old National Bancorp	ONB	Evansville	IN	24,453,564
Pinnacle Financial Partners	PNFP	Nashville	TN	38,469,399
Prosperity Bancshares Inc.	PB	Houston	TX	37,833,970
Renasant Corp.	RNST	Tupelo	MS	16,810,311
Simmons First National Corp.	SFNC	Pine Bluff	AR	24,724,759
SouthState Corp.	SSB	Winter Haven	FL	41,838,456
Synovus Financial Corp.	SNV	Columbus	GA	57,317,226
TowneBank	TOWN	Portsmouth	VA	16,361,387
Trustmark Corp.	TRMK	Jackson	MS	17,595,636
UMB Financial Corp.	UMBF	Kansas City	MO	42,693,484
United Bankshares Inc.	UBSI	Charleston	WV	29,328,902
WesBanco Inc.	WSBC	Wheeling	WV	16,927,125

The peer group was modified in 2022 based on new asset size criteria reflecting United Community’s asset growth. The following peers were removed: First Busey Corporation, First Financial Bankshares, First Merchants Corporation and Sandy Spring Bancorp. The following peers were added: Cullen/Frost Bankers, F.N.B. Corporation and Synovus Financial Corporation.

The Talent and Compensation Committee believes that this group was representative of the markets in which we compete for executive talent. The Talent and Compensation Committee uses the peer group to obtain a general understanding of the current compensation practices for our industry as compared to United Community, including a review of base salaries, annual nonequity incentive awards and long-term equity incentive awards.

When determining compensation for our executive officers for 2023, the Talent and Compensation Committee considered the median range of total compensation and components of compensation for the comparable roles within the 2023 Compensation Peer Group companies. Although the Committee did not seek to set compensation at a specific target level as compared to the 2023 Compensation Peer Group, the Committee considered whether total compensation and its components for each of our executive officers was within a reasonable range of the median compensation for comparable positions at the 2023 Compensation Peer Group companies.

2023 Executive Compensation Components

The Company’s executive compensation program has three main components – base salary, annual nonequity incentive awards and long-term equity incentive awards. There are also limited perquisites.

Base salary and annual nonequity incentive awards are primarily designed to reward current and past performance. Long-term equity incentive awards are primarily designed to promote long-term future growth. Our Talent and Compensation Committee has structured the Company’s annual nonequity incentive award program and long-term equity incentive award program to motivate executives to achieve the business goals set by the Company and to reward the executives for achieving such goals.

Base Salary

To attract and retain qualified executives, base salary is provided to our executive officers. The base salary is determined based on position, responsibility and skills and capabilities using competitive criteria as well as an assessment of the individual’s performance. Our Talent and Compensation Committee also considers market data provided by our outside consultants when determining base salaries for executive officers.

Base salary levels are typically reviewed annually as part of our annual performance review process as well as upon a promotion or other change in job responsibilities.

As previously disclosed, when determining compensation for our executive officers for 2023, the Talent and Compensation Committee considered the median range of total compensation and components of compensation for the comparable roles within the 2023 Compensation Peer Group companies. Although it did not seek to set compensation at a specific target level as compared to the 2023 Compensation Peer Group, the Talent and Compensation Committee considered whether total compensation and its components for each of our executive officers was within a reasonable range of the median compensation for comparable positions at the institutions in the 2023 Compensation Peer Group. This market positioning analysis reflected that our NEO compensation was approximately 10% behind the peer market median at a time when our performance was above the peer market median on various measures. The Talent and Compensation Committee increased salaries for certain officers for 2023 based on a review of competitive market positioning, given United Community’s overall growth.

Name	2022 Base Salary ($)	2023 Base Salary ($)	% Change
H. Lynn Harton	$ 1,000,000	$ 1,050,000	5%
Jefferson L. Harralson	515,000	515,000	-
Richard W. Bradshaw	525,000	600,000	14
Robert A. Edwards	425,000	450,000	6
Melinda Davis Lux	400,000	450,000	13

Annual Nonequity Incentive Awards

The Talent and Compensation Committee believes that a significant portion of executive compensation should be linked directly to the achievement of specified financial and nonfinancial objectives. Our Management Incentive Plan is a pay-for-performance plan that governs the amount of nonequity incentive compensation we award annually to our executive officers. Under the Management Incentive Plan, the Talent and Compensation Committee determines who is eligible to participate in the plan, the threshold, target and maximum payout levels that can be awarded under the plan and the corporate performance metrics and qualitative measures used to determine awards. Those measures are generally based on annual corporate and financial performance goals established at threshold, target and maximum levels based on our strategic and operating objectives. At the end of each year, the actual performance for each of the chosen metrics is measured separately against target level. Corporate performance that meets the target level results in a 100% payout. Awards are prorated for actual performance results between levels (e.g., between threshold, target and maximum). The Talent and Compensation Committee has discretion to modify awards under the Management Incentive Plan.

In order to qualify for an annual nonequity incentive award, individual performance must also meet expectations of the CEO, the Talent and Compensation Committee and the Board. The CEO evaluates and reports to the Talent and Compensation Committee on the performance of each of the other NEOs, in each case versus previously established goals. The Talent and Compensation Committee also has input into each NEO’s performance evaluation. The Talent and Compensation Committee evaluates the performance of the CEO primarily based on Company performance relative to the strategic plan and annual business plan.

2023 Nonequity Incentive Award Performance Goals

The six performance objectives, the assigned weight for each objective, the threshold, target and maximum performance level for each objective and our financial performance under each objective for 2023, were as follows:

		2023 Corporate Performance Levels
		50%	100%	150%
Performance Objective	Overall Weight	Threshold	Target	Maximum
Pre-Tax Pre-Provision Earnings per Share	20.0%	$ 4.14	$ 4.60	$ 4.97
Operating Earnings per Share	15.0	$ 2.85	$ 3.17	$ 3.42
Net Charge-Offs / Average Loans	15.0	0.34%	0.27%	0.21%
NPAs / Total Assets[1]	15.0	25th Percentile	50th Percentile	75th Percentile
Operating Efficiency Ratio	20.0	51.50%	49.00%	47.10%
Customer Satisfaction Rating	15.0	95.50%	96.50%	97.50%
[1] NPAs / Total Assets metric excludes restructured loans.

2023 Nonequity Incentive Award Opportunities

In 2023, the Talent and Compensation Committee established the annual nonequity incentive award opportunities under the Management Incentive Plan as a percentage of base salary. The 2023 potential nonequity incentive award payments, expressed as a percentage of base salary, were as follows:

Name	Threshold	Threshold Incentive Payment ($)	Target	Target Incentive Payment ($)	Maximum	Maximum Incentive Payment ($)
H. Lynn Harton	50.0%	$ 525,000	100.0%	$ 1,050,000	150.0%	$ 1,575,000
Jefferson L. Harralson	37.5	193,125	75.0	386,250	112.5	579,375
Richard W. Bradshaw	37.5	225,000	75.0	450,000	112.5	675,000
Robert A. Edwards	30.0	135,000	60.0	270,000	90.0	405,000
Melinda Davis Lux	30.0	135,000	60.0	270,000	90.0	405,000

Threshold, target and maximum nonequity incentive award payments in the chart above are based on 2023 base salaries.

2023 Nonequity Incentive Award Payouts

The payout percentage, based on our financial performance for each objective in 2023, were as follows:

		2023 Corporate Performance Levels
		50%	100%	150%
Performance Objective	Overall Weight	Threshold	Target	Maximum	2023 Actual	2023 Result
Pre-Tax Pre-Provision Earnings per Share	20.0%	$ 4.14	$ 4.60	$ 4.97	$ 3.47	-%
Operating Earnings per Share	15.0	$ 2.85	$ 3.17	$ 3.42	$ 2.11[2]	-
Net Charge-Offs / Average Loans	15.0	0.34%	0.27%	0.21%	0.30%	11.79
NPAs / Total Assets[1]	15.0	25th Percentile	50th Percentile	75th Percentile	40th Percentile	12.00
Operating Efficiency Ratio	20.0	51.50%	49.00%	47.10%	56.17[2] %	-
Customer Satisfaction Rating	15.0	95.50%	96.50%	97.50%	98.92%	22.50
46.29%

[1]	NPAs / Total Assets metric excludes restructured loans.
[2]	Both our operating earnings per share and operating efficiency ratio exclude merger-related and other charges. See reconciliation of non-GAAP measures related to GAAP financial measures in United Community’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 23, 2024.

The following graphs summarize our 2023 performance with regard to select performance objectives compared with our peer group. The customer satisfaction rating operational measure is based on Customer Service Profiles for which peer comparison data is unavailable. See Role of the Talent and Compensation Committee: Market Benchmarking for our 2023 Compensation Peer Group. The source data for the following graphs is S&P Capital IQ Pro, which standardizes financial data to assist with comparisons across multiple companies. Consequently, the standardized data presented for us below may differ from our actual calculations, which do not take into account such standardizations.

♦	UCBI

[1]	NPAs / Total Assets metric excludes restructured loans.
[2]	Our operating efficiency ratio excludes merger-related and other charges. See reconciliation of non-GAAP measures related to GAAP financial measures in United Community’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 23, 2024.

Applying the payout level of 46.29% of target to base salary resulted in our NEOs earning the following nonequity incentive awards in 2023:

Name	2023 Award ($)	Award as % of Target	Award as % of Base Salary
H. Lynn Harton	$ 486,000	46.29%	46.29%
Jefferson L. Harralson	178,779	46.29	34.71
Richard W. Bradshaw	208,286	46.29	34.71
Robert A. Edwards	124,971	46.29	27.77
Melinda Davis Lux	124,971	46.29	27.77

Long-Term Equity Incentive Awards

We believe that long-term equity incentive awards provide a competitive incentive opportunity for our NEOs, strengthens the alignment of executive pay with shareholder value creation and creates an additional link between pay and our performance (specifically, our return on average assets and total shareholder return). Under our long-term equity incentive award program, we are permitted to grant stock options, restricted stock, restricted stock units and other forms of equity-based compensation.

2023 Equity Incentive Award Opportunities

In 2023, the Talent and Compensation Committee established the annual equity incentive award opportunities as a percentage of base salary. The 2023 target equity incentive award opportunities, expressed as a percentage of base salary, were as follows:

Name	Target	Target Incentive Opportunity ($)
H. Lynn Harton	200.0%	$ 2,100,000
Jefferson L. Harralson	100.0	515,000
Richard W. Bradshaw	100.0	600,000
Robert A. Edwards	75.0	337,500
Melinda Davis Lux	75.0	337,500

Target equity incentive award opportunities in the chart above are based on 2023 base salaries.

Each NEO’s 2023 long-term equity incentive award grants were in the form of restricted stock units that consist of 70% PRSUs and 30% TRSUs.

Performance-Based Restricted Stock Units

Annual PRSU award grants vest, if at all, in four equal installments with 25% vesting on February 15 following the performance period. Vesting of the PRSUs on each vesting date is based on our performance in the immediate calendar year before vesting (e.g., the number of awards that vest on February 15, 2024 is determined by our performance for the 2023 calendar year). PRSU awards granted in January 2023 covered the 2023, 2024, 2025 and 2026 performance years and vest on February 15, 2024, 2025, 2026 and 2027, respectively.

The following table summarizes the performance measures selected by the Talent and Compensation Committee for the PRSUs granted to NEOs in January 2023:

Return on Average Assets	TSR Modifier
Return on average assets performance relative to designated peer group of companies for the performance period as a percentage of target PRSUs	PRSUs determined based on return on average assets percentage for the performance period is adjusted +/- 25% based on relative total shareholder return
25th Percentile = Threshold (50% of Target) 50th Percentile = Target (100% of Target) 75th Percentile = Maximum (150% of Target)	25th Percentile = Threshold (-25%) 50th Percentile = Target (0%) 75th Percentile = Maximum (+25%)
The return on average assets percentage shall be interpolated between payout levels for performance between performance levels.	The TSR modifier percentage shall be interpolated between payout levels for performance between performance levels.

Historically, our long-term incentive awards would begin vesting at 0% of target once threshold performance under the return on average assets performance measure was achieved. Beginning with the PRSU awards granted in January 2023, the threshold payout percentage for the return on average assets performance measure was increased from 0% of target to 50% of target as a result of a review of market practice for peer institutions of our size.

Time-Based Restricted Stock Units

Annual time-based restricted stock unit TRSU award grants vest, if at all, in four equal installments with 25% vesting on February 15 following each of the four years following grant assuming the executives remain employed with us, subject to certain exceptions. TRSU awards granted in January 2023 will vest on February 15, 2024, February 15, 2025, February 15, 2026 and February 15, 2027.

Perquisites and Other Compensation

We provide executive officers with perquisites and other personal benefits that the Company and our Talent and Compensation Committee believe are reasonable and consistent with its overall compensation program. These perquisites include limited access to our corporate aircraft for personal use (though reimbursement is required for certain costs related to such usage), car allowances and payment of club dues for certain of our executive officers. Annually, our Talent and Compensation Committee reviews the levels and appropriateness of perquisites and other personal benefits provided to executive officers. The Committee believes that the perquisites and other personal benefits further the goals of the Company and are not material with respect to the overall compensation of our executive officers.

Retirement and Other Benefits

401(k) Plan

Our employees, including our executive officers, are eligible to participate in our 401(k) Plan for which we provide matching contributions. Our matching contributions currently are 100% of employee deferrals up to 5% of eligible compensation.

Deferred Compensation Plan

Select members of senior management and certain other highly compensated employees, including our executive officers, are eligible to participate in our nonqualified Deferred Compensation Plan (“DCP”). Pursuant to the DCP, eligible employees can defer certain compensation on a pre-tax basis. The DCP provides for the deferral of up to 75% of annual base salary and up to 100% of annual nonequity incentive award payments or nonequity incentive awards and other specified benefits to certain key employees. The DCP also allows for employer matching contributions for employee contributions that would have been paid under our tax-qualified 401(k) plan if such matching contributions would otherwise exceed the maximum allowable amounts under the 401(k) Plan. Our matching contributions currently are 100% of employee deferrals up to 5% of eligible compensation. In addition, the DCP provides for the deferral of up to 100% of director fees for service by a nonemployee director on our Board and for service by select nonemployee directors on our community bank boards.

Participants are 100% vested in their DCP contributions including earnings or losses thereon. Company contributions, including earnings and losses thereon, vest based upon years of service (one-third for each year in excess of one year of service). Participants who have three or more years of service are 100% vested in Company contributions unless the Talent and Compensation Committee, at the time such Company contribution is made, specifically provides that only years of service earned after that date are to be counted for vesting purposes with respect to such Employer Contribution. See Nonqualified Deferred Compensation for additional information regarding the vesting of Company contributions.

When a participant retires or becomes disabled, we will pay the participant his or her vested benefits as elected by the participant, generally in a lump sum or in annual installments over a period of up to ten years. A participant may also elect to receive scheduled in-service distributions of his or her deferral account during employment in a lump sum or in annual installments over a period of up to five years. All payments are taxable to the participants. See Nonqualified Deferred Compensation for additional information about benefits provided to the NEOs under the DCP.

Modified Retirement Plan

Our Modified Retirement Plan provides annual benefits (paid monthly) that are generally paid at normal retirement in the form of a 100% survivor annuity and are calculated based on a participant’s seniority and position. Annual target benefits for our NEOs approximate 20% of his/her 2023 base salary. Normal retirement is defined under the Modified Retirement Plan as attainment of age 65 and completion of at least five years of service.

Beginning in 2020, the Board determined that it will not offer participation in the Modified Retirement Plan to any employee of United Community who is not already a participant nor will it enhance existing benefits for any current participants.

See Pension Benefits for additional information about benefits provided to the NEOs under the Modified Retirement Plan.

Employment and Related Agreements

In 2022, in anticipation of entering into new employment and change-in-control agreements with our NEOs, we terminated their previous change-in-control agreements. On February 14, 2023, the Talent and Compensation Committee approved a form of change-in-control continuity agreement (the “Change-in-Control Continuity Agreement”), which provides severance payments and benefits to key executives the Talent and Compensation Committee determined to be most likely to be affected by a change in control in the Company. We then entered into a Change-in-Control Continuity Agreement with each of our NEOs. In addition, on February 14, 2023, to ensure the continued services and commitment of H. Lynn Harton, our Chief Executive Officer, the Talent and Compensation Committee approved, and we entered into, an employment agreement with Mr. Harton (the “Harton Employment Agreement”). Upon a change in control of the Company, Mr. Harton’s Change-in-Control Continuity Agreement will supersede the Harton Employment Agreement.

These agreements promote executive continuity, aid in retention, and, in return for granting the NEOs certain severance and other rights upon a termination of employment, secure valuable protections for the Company, including noncompete, nonsolicitation and confidentiality obligations. We believe that reasonable severance benefits are appropriate to protect the NEOs against circumstances over which they do not have control and as consideration for the promises of nondisclosure, noncompetition, nonsolicitation and noninterference. A change in control, by itself (“single trigger”), does not trigger any severance provision applicable to our NEOs under the agreements.

Change-in-Control Continuity Agreements

Each Change-in-Control Continuity Agreement provides for an initial three-year term that will renew automatically for an additional year commencing on the first anniversary of the effective date and each annual anniversary thereafter unless notice of nonrenewal is provided. The payments and benefits provided under the Change-in-Control Continuity Agreements are “double trigger” and are not payable upon a termination of a NEO’s employment for “cause” or a resignation by a NEO without “good reason” or any termination of a NEO’s employment prior to a change in control of the Company. Defined terms referenced in this description of the Change-in-Control Continuity Agreements have the meanings given to them in those agreements.

The severance protections under the Change-in-Control Continuity Agreements become effective on a change in control of the Company and remain in effect for a two-year period (the “Protected Period”) thereafter. During the Protected Period, the NEO generally would be entitled to compensation and benefits consistent with those applicable during the twelve-month period before the change in control. If, during the Protected Period, the NEO’s employment is terminated by the Company without “cause” (other than by reason of his or her death or disability) or the NEO terminates his or her employment with “good reason,” the NEO would be entitled to receive the following amounts and benefits, subject to the NEO’s execution and nonrevocation of a release of claims against the Company and its affiliates:

•	An amount equal to (a) the “severance multiple” (three (3) for Mr. Harton and two (2) for all other NEOs) (the “Severance Multiple”) multiplied by (b) the sum of: (1) the NEO’s annual base salary then in effect; and (2) the average annual bonus in respect of the three years before the change in control (or, if higher, the applicable target annual bonus opportunity then in effect);
•	A pro rata bonus amount for the year in which the date of termination occurs based on the NEO’s target annual bonus opportunity, or if higher, the annual bonus earned based on the level of performance determined in connection with the change in control or thereafter for such year (the “Prorated Bonus”);
•	An amount equal to (a) the Severance Multiple, multiplied by (b) the employer contributions under our qualified and nonqualified defined contribution plans, assuming the NEO is fully vested and his or her compensation is that applicable under the Change-in-Control Continuity Agreement;
•	An amount equal to (a) the number of months corresponding to the Severance Multiple (36 for Mr. Harton and 24 for each other NEO) multiplied by (b) the sum of the monthly Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premium for our group health care plans and the monthly premium for life insurance coverage on a conversion basis, based on the plans and at the levels of coverage applicable to the NEO before the date of termination, or if more favorable, the change in control;
•	An amount equal to the Severance Multiple multiplied by the sum of annual club dues and car allowance, if any, provided to the NEO before the change in control or thereafter; and
•	Outplacement services at a cost of up to 10% of the NEO’s base salary.

If the NEO’s employment is terminated during the Protected Period due to death or disability, the NEO would not be entitled to the benefits described above but would instead be entitled to receive the Prorated Bonus and death or disability benefits, as applicable, equal to those provided before the change in control (or, if more favorable, in effect on the date of death or disability). The payments and benefits under the Change-in-Control Continuity Agreements will be reduced to the extent that they would be subject to an excise tax under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, unless the NEO would be better off on an after-tax basis receiving all such payments and benefits and paying his or her own excise tax. The Change-in-Control Continuity Agreements do not provide for an excise tax gross up.

The Change-in-Control Continuity Agreements contain restrictive covenants that provide for (a) perpetual confidentiality and (b) restrictions on interfering with our customers and employees and competing with our business, in each case while employed and for one year thereafter. Following a change in control, the covenants in the Change-in-Control Continuity Agreements will be the sole covenants applicable to a NEO and, with respect to any equity award agreements between the Company and the NEO, the restrictive covenants provided under the Change-in-Control Continuity Agreements will replace and supersede the restrictive covenants in any equity award agreements.

Harton Employment Agreement

Under the terms of the Harton Employment Agreement, Mr. Harton will continue to serve as our Chief Executive Officer, President, and Chairman of the Board as well as Chief Executive Officer and Chairman of the Board of the Bank. The Harton Employment Agreement has a three-year term that began February 14, 2023 and extends automatically for an additional year commencing on the first anniversary of the effective date and each annual anniversary thereafter so as to terminate three years from such extension date, unless notice of nonrenewal is provided. As previously noted, Mr. Harton’s Change-in-Control Continuity Agreement will supersede the Harton Employment Agreement upon a change in control of the Company.

Under the terms of the Harton Employment Agreement, Mr. Harton’s base salary is $1,050,000, his annual nonequity incentive opportunity at target is not less than 100% of base salary (the “Target Incentive Award Opportunity”), and his annual long-term equity incentive award opportunity will have a grant date fair value of not less than 200% of base salary, with the annual nonequity incentive award and long-term equity incentive awards to be determined by the Talent and Compensation Committee pursuant to the terms of the applicable plans and on a basis and with terms consistent with those of our other executive officers. Mr. Harton’s future long-term equity incentive awards will include vesting or continued vesting provisions that would apply upon his retirement on or after age 67.

Upon a termination of Mr. Harton’s employment without “cause” (other than by reason of his death or disability) or by Mr. Harton for “good reason” (as such terms are defined in the Harton Employment Agreement), Mr. Harton would be entitled to receive the following amounts and benefits, subject to his execution and nonrevocation of a release of claims against the Company and its affiliates:

•	A pro rata annual nonequity incentive award for the year in which the termination occurs based on the level of achievement of the applicable performance goals (the “Pro Rata Cash Incentive”);
•	An amount equal to 2.5 multiplied by the sum of Mr. Harton’s base salary and Target Incentive Award Opportunity; and
•	An amount equal to 30 multiplied by the sum of the monthly COBRA premium for the group health care plans based on the coverage applicable to Mr. Harton before the date of termination (the “Health Benefits”).

If Mr. Harton’s employment is terminated due to death or disability, Mr. Harton (or his estate) would be entitled to receive the Pro Rata Cash Incentive, plus, in the case of disability only, the Health Benefits.

The Harton Employment Agreement contains restrictive covenants which provide for (a) perpetual confidentiality and mutual nondisparagement; (b) restrictions on interfering with our customers while employed and for one year thereafter; (c) restrictions on interfering with our employees while employed and for two years thereafter and (d) restrictions on competing with our business while employed and for one year thereafter.

The Talent and Compensation Committee believes that the terms of the Change-in-Control Continuity Agreements and the Harton Employment Agreement are standard for a financial institution in the markets in which we operate.

Clawback Policy

As part of our Corporate Governance Guidelines, United Community has a bonus recoupment policy that allows the Board to clawback compensation paid or awarded to an executive officer or employee in the event of a material restatement of our financial results, including the right to clawback nonequity and equity incentive awards. Consideration will be given to the circumstances that caused the restatement, issues of accountability for those who bore responsibility for the events, and whether anyone responsible engaged in misconduct, which includes violation of United Community’s Code of Conduct or policies or any act or failure to act that could reasonably be expected to cause financial or reputational harm to United Community.

In August 2023, our Talent and Compensation Committee also adopted a Compensation Recovery Policy to supplement the bonus recoupment policy consistent with a final SEC rule adopted in November 2022 to implement Section 954 of the Dodd-Frank Act. The Compensation Recovery Policy requires United Community to recover erroneously awarded compensation to its executive officers to the extent required by section 10D of the Securities Exchange Act of 1934, as amended, and Nasdaq Listing Rule 5608.

Stock Ownership Guidelines

To directly align the interests of executive officers with the interests of our shareholders, our Board adopted a policy with guidance for each executive officer to acquire and maintain the following minimum ownership of United Community common stock within five years of becoming an executive officer:

Executive	Minimum Ownership Guidelines
Chief Executive Officer	Own Company stock with a value of at least 3 times his base annual salary
Executive Officers (other than CEO)	Own Company stock with a value of at least 2 times his or her base annual salary

All of the NEOs and other executive officers have met or are on track to meet these targets within the five-year period.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the U.S. federal income tax deduction that United Community is entitled to for compensation paid to our Chief Executive Officer, Chief Financial Officer and certain other highly compensated executive officers (including, among others, our next three other most highly compensated executive officers as of the end of the calendar year); the maximum U.S. federal income tax deduction that United Community may receive for annual compensation paid to any officer covered by Code Section 162(m) is $1,000,000 per officer. To the extent that the aggregate amount of any covered officer’s salary, bonus, amounts realized from option exercises and vesting of restricted stock units or other equity awards and certain other compensation amounts that are recognized as taxable income by the officer exceeds $1,000,000 in any year, we are not entitled to a U.S. federal income tax deduction for the amount over $1,000,000 in that year. Although the Talent and Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our executive officers, it continues to view the tax deductibility of executive compensation as one of many factors to be considered in the context of its overall compensation philosophy. Accordingly, the Talent and Compensation Committee reserves the right to approve compensation that may not be deductible in situations it deems appropriate.

Talent and Compensation Committee Report

The Talent and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) required by Item 402(b) of Regulation S-K and, based on this review and discussion, the Talent and Compensation Committee has recommended to the Board that the CD&A be included in this Proxy Statement.

This report has been furnished by the Talent and Compensation Committee of the Board of Directors:

Jennifer K. Mann, Chair Jennifer M. Bazante James P. Clements Kenneth L. Daniels David C. Shaver

The above Talent and Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other United Community filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent United Community specifically incorporates this report by reference therein.

Summary Compensation Table

The following table sets forth the compensation paid to our NEOs during the past three years.

Name and Principal Position[1]	Year	Salary ($)[2]	Bonus ($)	Stock Awards ($)[3]	Non-Equity Incentive Plan Compensation ($)[4]	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)[5]	All Other Compensation ($)[6]	Total ($)
H. Lynn Harton President & Chief Executive Officer	2023	$ 1,050,000	$ -	$ 2,091,698	$ 486,000	$ 34,711	$ 78,061	$ 3,740,470
	2022	1,000,000	-	-	1,450,500	-	87,880	2,538,380
	2021	795,000	-	912,592	1,113,795	118,749	75,310	3,015,446
Jefferson L. Harralson Executive Vice President & Chief Financial Officer	2023	515,000	-	512,964	178,778	103,304	61,243	1,371,289
	2022	515,000	-	-	485,555	-	48,146	1,048,701
	2021	425,000	-	296,993	387,026	80,395	44,521	1,233,935
Richard W. Bradshaw Executive Vice President & Chief Banking Officer	2023	600,000	-	597,623	208,286	143,094	54,659	1,603,662
	2022	525,000	-	-	494,983	-	46,722	1,066,705
	2021	425,000	-	296,993	387,026	87,809	42,814	1,239,642
Robert A. Edwards Executive Vice President & Chief Risk Officer	2023	450,000	-	336,169	124,972	109,927	34,806	1,055,874
	2022	425,000	-	-	369,878	-	34,322	829,200
	2021	400,000	-	279,498	336,240	69,239	32,000	1,116,977
Melinda Davis Lux Executive Vice President & General Counsel and Corporate Secretary	2023	450,000	-	336,169	124,972	-[8]	35,474	946,615
	2022	400,000	-	-	319,110	-[8]	23,917	743,027
	2021	350,000	75,000[7]	244,598	269,693	-[8]	17,917	957,208

[1]	Reflects current principal positions.

[2]	Includes any amounts voluntarily deferred under our Deferred Compensation Plan. See Nonqualified Deferred Compensation.

[3]	The amounts reported represent the aggregate grant date fair value of restricted stock units awarded in each fiscal year for which compensation is required to be reported in the table for each NEO, in each case computed in accordance with FASB ASC Topic 718. See Note 17 of our annual consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 23, 2024, for a discussion of valuation assumptions. The PRSUs awarded in each fiscal year for which compensation is required to be reported in the table for each NEO are subject to performance conditions, and the reported value at the grant date is based upon the probable outcome of such conditions on such date. The values of the PRSUs at the grant date assuming that the highest level of performance conditions will be achieved are as follows for each fiscal year required to be reported for each applicable NEO:

Year	H. Lynn Harton ($)	Jefferson L. Harralson ($)	Richard W. Bradshaw ($)	Robert A. Edwards ($)	Melinda Davis Lux ($)
2023	$ 2,740,636	$ 672,114	$ 783,048	$ 440,484	$ 440,484
2022	-	-	-	-	-
2021	1,196,809	389,457	389,457	366,522	320,770

In 2022, in an effort to better align the timing of the grants of annual long-term equity incentive awards to our executive officers with annual compensation discussions, we changed the timing of those grants from September (as had generally been the case historically) to January. As a result, no long-term equity incentive awards were granted to executive officers in calendar year 2022.

[4]	Represents amount awarded under our Management Incentive Plan. See Compensation Discussion and Analysis: 2023 Executive Compensation Components: Annual Nonequity Incentive Awards for additional information regarding amounts earned in 2023.

[5]	Represents the change in the actuarial present value of the NEO’s accumulated benefits under the Modified Retirement Plan. For this purpose, in accordance with SEC rules, the present value was determined assuming no preretirement death, disability or termination and that benefits commence at the later of current age or the earliest age at which unreduced benefits are available. Other assumptions are those applicable for valuing pension benefits for purposes of our financial statements, including a discount rate of 4.95% and postretirement mortality rates based on aggregate 2012 base rates from the PRI-2012 mortality study, with white collar adjustment projected generationally using Scale MP-2021. See Compensation Discussion and Analysis: 2023 Executive Compensation Components: Retirement and Other Benefits and Pension Benefits for additional information. The following negative 2022 amounts are excluded from being reported in this column: Harton ($1,118,870); Harralson ($66,247); Bradshaw ($121,510) and Edwards ($111,043). The 2023 change in actuarial present value reflects an additional year of service rendered by participants, age increases reflecting that each participant is one year closer to retirement and changes in key actuarial assumptions, principally, discount rate assumptions and mortality assumptions. Our Deferred Compensation Plan does not credit above-market or preferential earnings.

[6]	The following table summarizes the amount reported in the All Other Compensation column for 2023. Compensation related to the personal use of corporate aircraft results from instances where an aircraft is already flying to a destination for business purposes and the executive officers or their family members or guests ride along on the aircraft for personal travel if persons on business travel occupy less than 50% of the total available seats on the aircraft.

Name	Auto Allowance ($)	Club Membership Dues ($)	Employer Contributions to the Deferred Compensation Plan ($)	Employer Contributions to the 401(k) Plan ($)	Personal Use of Corporate Aircraft ($)	Total ($)
H. Lynn Harton	$ 15,000	$ 26,079	$ 13,500	$ 16,500	$ 6,982	$ 78,061
Jefferson L. Harralson	15,000	20,000	9,250	16,500	493	61,243
Richard W. Bradshaw	12,000	11,067	13,500	16,500	1,592	54,659
Robert A. Edwards	12,000	-	6,000	16,500	306	34,806
Melinda Davis Lux	12,000	-	6,000	16,500	974	35,474

[7]	Ms. Davis Lux’s employment offer included a one-time hiring bonus of $75,000 that became vested and was earned during the first quarter of 2021. Ms. Davis Lux elected to defer this payment under our Deferred Compensation Plan.
[8]	Beginning in 2020, the Board determined that it will not offer participation in the Modified Retirement Plan to any employee of United Community who was not already a participant. As a result, Ms. Davis Lux was not offered participation in the Modified Retirement Plan upon employment.

Grant of Plan-Based Awards

The following table summarizes each NEO’s 2023 nonequity incentive opportunity under Estimated Future Payouts Under Nonequity Incentive Plan Awards. Actual annual nonequity incentives earned in 2023 are shown in the Summary Compensation Table. See Compensation Discussion and Analysis: 2023 Executive Compensation Components: Annual Nonequity Incentive Awards for additional information.

The following table also summarizes each NEO’s equity incentives granted during 2023. Awards summarized under Estimated Future Payouts Under Equity Incentive Plan Awards include the threshold, target and maximum number of PRSUs which could be earned by each NEO based upon the level of achievement of the applicable performance measures. The awards listed under All Other Stock Awards include TRSUs that vest over time based upon the applicable NEO’s continued employment with United Community. See Compensation Discussion and Analysis: 2023 Executive Compensation Components: Long-Term Equity Incentive Awards for additional information. Certain columns specified for this table by item 402(d) of Regulation S-K have been omitted because they were not applicable.

		Estimated Future Payouts Under Nonequity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards[1]			All Other Stock Awards: Number of	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Shares of Stock or Units (#)[2]	Awards ($)[3]
H. Lynn Harton		$ 525,000	$ 1,050,000	$ 1,575,000
	1/5/2023				16,426	43,802	82,129		$ 1,461,673
	1/5/2023							18,880	630,026
Jefferson L. Harralson		193,125	386,250	579,375
	1/5/2023				4,028	10,742	20,141		358,461
	1/5/2023							4,630	154,503
Richard W. Bradshaw		225,000	450,000	675,000
	1/5/2023				4,693	12,515	23,466		417,626
	1/5/2023							5,394	179,998
Robert A. Edwards		135,000	270,000	405,000
	1/5/2023				2,640	7,040	13,200		234,925
	1/5/2023							3,034	101,245
Melinda Davis Lux		135,000	270,000	405,000
	1/5/2023				2,640	7,040	13,200		234,925
	1/5/2023							3,034	101,245

[1]	Represents the awards of PRSUs that are subject to the achievement of performance conditions in four equal installments with 25% vesting on February 15 of each of the following years: 2024, 2025, 2026 and 2027 based on achievement of the prior year’s performance.

[2]	Represents the number of TRSUs that will vest in four equal installments with 25% vesting on February 15 of each of the following years: 2024, 2025, 2026 and 2027, assuming the executives remain employed with us, subject to certain exceptions.
[3]	This amount represents the aggregate grant date fair value of each equity award computed in accordance with FASB ASC Topic 718. The grant date fair value of the PRSUs that were issued on January 5, 2023 was estimated at the target performance level. See Note 17 of our annual consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 23, 2024, for a discussion of valuation assumptions.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth, for each NEO, the number and value of unvested restricted stock unit awards as of December 31, 2023. No NEOs had any stock options exercisable or unexercisable as of December 31, 2023. See Compensation Discussion and Analysis: 2023 Executive Compensation Components: Long-Term Equity Incentive Awards for additional information regarding our equity awards. Certain columns specified for this table by item 402(f) of Regulation S-K have been omitted because they were not applicable.

		Stock Awards
					Equity Incentive Plan Awards
Name	Grant Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)1	Number of Unearned Shares, Units or Other Rights that have not Vested (#)2		Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)1
H. Lynn Harton	9/2/2019	1,077	[3]	$ 31,513	-		$ -
	9/1/2020	4,823	[4]	141,121	7,485	[8]	219,011
	12/1/2020	1,171	[5]	34,263	-		-
	9/1/2021	6,347	[6]	185,713	10,616	[8]	310,624
	1/5/2023	25,628	[7]	749,875	32,851	[8]	961,220
Jefferson L. Harralson	9/2/2019	412	[3]	12,055	-		-
	9/1/2020	1,829	[4]	53,517	2,839	[8]	83,069
	9/1/2021	2,066	[6]	60,451	3,454	[8]	101,064
	1/5/2023	6,285	[7]	183,899	8,056	[8]	235,719
Richard W. Bradshaw	9/2/2019	323	[3]	9,451	-		-
	9/1/2020	1,438	[4]	42,076	2,231	[8]	65,279
	12/1/2020	388	[5]	11,353	-		-
	9/1/2021	2,065	[6]	60,422	3,454	[8]	101,064
	1/5/2023	7,322	[7]	214,242	9,386	[8]	274,634
Robert A. Edwards	9/2/2019	323	[3]	9,451	-		-
	9/1/2020	1,438	[4]	42,076	2,231	[8]	65,279
	12/1/2020	388	[5]	11,353	-		-
	9/1/2021	1,944	[6]	56,881	3,251	[8]	95,124
	1/5/2023	4,119	[7]	120,522	5,280	[8]	154,493
Melinda Davis Lux	3/11/2020	1,305	[5]	38,184	-		-
	9/1/2020	1,214	[4]	35,522	1,883	[8]	55,097
	9/1/2021	1,701	[6]	49,771	2,845	[8]	83,245
	1/5/2023	4,119	[7]	120,522	5,280	[8]	154,493

[1]	Computed by multiplying the number of units by the closing market price of one share of our common stock on December 31, 2023 as reported by the Nasdaq Capital Market.

[2]	Represents PRSUs that are subject to the achievement of pre-established performance targets and the officer’s continued service through the vesting date. Any PRSUs that vest will be converted to shares of our common stock on a one-for-one basis. PRSUs that do not vest will be forfeited.

[3]	Includes the unvested portion of PRSUs relative to the 2023 performance period which were earned as of December 31, 2023 and vested on February 15, 2024. These PRSUs are earned based on our return on average assets for the applicable performance period relative to the designated peer group of companies as adjusted by the total shareholder return modifier. Relative to the 2023 performance period, PRSUs were earned (and are included) at 0.22x the number of units granted.

[4]	Includes the unvested portion of TRSUs with a vesting schedule of 25% per year on each of the first four anniversaries of the grant date (with the exception of the first vesting date which may have been advanced one quarter to comply with Section 409A of the Code) as well as a portion of the PRSUs relative to the 2023 performance period which were earned as of December 31, 2023 and vested on February 15, 2024. These PRSUs are earned based on our return on average assets for the applicable performance period relative to the designated peer group of companies as adjusted by the total shareholder return modifier. Relative to the 2023 performance period, PRSUs were earned (and are included) at 0.22x the number of units granted.

[5]	Includes the unvested portion of TRSUs with a vesting schedule of 25% per year on each of the first four anniversaries of the grant date (with the exception of the first vesting date which may have been advanced one quarter to comply with Section 409A of the Code).

[6]	Includes the unvested portion of TRSUs with a vesting schedule of 25% per year on each of the first four anniversaries of the grant date (with the exception of the first vesting date which may have been advanced one quarter to comply with Section 409A of the Code) as well as a portion of the PRSUs relative to the 2023 performance period which were earned as of December 31, 2023 and vested on February 15, 2024. These PRSUs are earned based on our return on average assets for the applicable performance period relative to the designated peer group of companies as adjusted by the total shareholder return modifier. Relative to the 2023 performance period, PRSUs were earned (and are included) at 0.34x the number of units granted.

[7]	Includes the unvested portion of TRSUs with a vesting schedule of 25% per year on each of the first four anniversaries of the grant date (with the exception of the first vesting date which may have been advanced one quarter to comply with Section 409A of the Code) as well as a portion of the PRSUs relative to the 2023 performance period which were earned as of December 31, 2023 and vested on February 15, 2024. These PRSUs are earned based on our return on average assets for the applicable performance period relative to the designated peer group of companies as adjusted by the total shareholder return modifier. Relative to the 2023 performance period, PRSUs were earned (and are included) at 0.62x the number of units granted.

[8]	Includes a portion of PRSUs relative to future performance periods which were unearned as of December 31, 2023. These PRSUs are earned based on our return on average assets for the applicable performance period relative to the designated peer group of companies as adjusted by the total shareholder return modifier. The number of PRSUs reported in this column assumes achievement at the target level (1.0x the number of units granted) for the performance criteria.

Stock Vested

The following table sets forth the value realized upon the vesting and settlement of restricted stock units for the NEOs during 2023. Certain columns specified for this table by item 402(g) of Regulation S-K have been omitted because they were not applicable.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]
H. Lynn Harton	35,362	$ 1,131,535
Jefferson L. Harralson	12,487	402,549
Richard W. Bradshaw[2]	10,309	328,869
Robert A. Edwards	10,456	334,014
Melinda Davis Lux[3]	6,738	217,642

[1]	Represents the value realized by multiplying the number of restricted stock unit awards vesting by the closing price of United Community’s common stock on the date of vesting.

[2]	Mr. Bradshaw elected to defer 759 shares acquired on vesting with a realized value on vesting of $20,165.

[3]	Ms. Davis Lux elected to defer 2,112 shares acquired on vesting with a realized value on vesting of $66,276.

Pension Benefits

The following table presents select retirement benefit information for 2023 for each NEO. Certain columns specified for this table by item 402(h) of Regulation S-K have been omitted because they were not applicable.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
H. Lynn Harton	Modified Retirement Plan	11.3	$ 3,216,348
Jefferson L. Harralson	Modified Retirement Plan	6.7	477,694
Richard W. Bradshaw	Modified Retirement Plan	9.8	857,955
Robert A. Edwards	Modified Retirement Plan	8.9	611,505
Melinda Davis Lux	Modified Retirement Plan	-	-

See Compensation Discussion and Analysis: 2023 Executive Compensation Components: Retirement and Other Benefits for additional information. See Note 21 of our annual consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 23, 2024, for information regarding assumptions made in the valuation of these awards. Under the Modified Retirement Plan, any participant, including any of our NEOs, is vested at age 55 if they have five years of service.

Beginning in 2020, the Board determined that it will not offer participation in the Modified Retirement Plan to any employee of United Community who was not already a participant. As a result, Ms. Davis Lux was not offered participation in the Modified Retirement Plan upon employment.

Upon a change in control prior to a participant’s termination of employment, a participant immediately vests in no less than (i) the participant’s annual target benefit if the participant has attained Normal Retirement Age (as defined by the Modified Retirement Plan) or (ii) the greater of the participant’s Early Retirement Benefit, if applicable, or his Accrued Benefit (as defined by the Modified Retirement Plan, without any reduction for commencement of the payments before Normal Retirement Age), if the participant has not attained Normal Retirement Age but has qualified for an Early Retirement Benefit, if applicable or (iii) his Accrued Benefit (notwithstanding the Years of Service, as defined by the Modified Retirement Plan, at such time or whether the participant has incurred a disability). Benefits are payable as provided in the Modified Retirement Plan. The change-in-control benefit, however, is increased to the extent the participant continues employment and accrues additional benefits after the change in control. A participant’s change-in-control benefit is not reduced for any calendar year or partial calendar year that the commencement of the change-in-control benefit precedes the participant’s Normal Retirement Age. The change -in-control benefit is payable in the form of a life annuity unless the participant has elected an alternative payment method.

Nonqualified Deferred Compensation

The following table presents select nonqualified deferred compensation information for 2023 for each NEO. Certain columns specified for this table by item 402(i) of Regulation S-K have been omitted because they were not applicable.

Name	Executive Contributions in 2023 ($)[1]	Company Contributions in 2023 ($)[2]	Account Earnings in 2023 ($)	Aggregate Balance at December 31, 2023 ($)
H. Lynn Harton	$ -	$ 13,500	($ 363,927)	$ 3,650,190
Jefferson L. Harralson	-	9,250	1,556	47,518
Richard W. Bradshaw	19,691	13,500	(18,887)	418,811
Robert A. Edwards	-	6,000	7,811	73,443
Melinda Davis Lux	64,718	6,000	(9,943)	284,847

[1]	Executive contributions, as applicable, include equity compensation, which is included in the Summary Compensation Table in the year granted but contributed to the Deferred Compensation Plan in the year vested.

[2]	All Company contributions are included in the Summary Compensation Table under the column heading All Other Compensation.

Under the Deferred Compensation Plan, upon a change in control, each participant’s Company contribution account becomes fully vested but remains subject to the payment provisions and participant elections as to time and method of payment. This would impact each participant’s Company contribution account. The regular vesting schedule is as follows: (1) less than one year of service – 0%; (2) one but less than two years of service – 33%; (3) two but less than three years of service – 66% and (4) three or more years of service – 100%. See Compensation Discussion and Analysis: 2023 Executive Compensation Components: Retirement and Other Benefits for additional information.

Potential Payouts Upon Termination or Change of Control

Our agreements with our NEOs and certain plans and programs in which those officers participate provide for benefits or payments upon certain employment termination or change-in-control events. We discuss these benefits and payments below except to the extent they are available generally to all salaried employees and do not discriminate in favor of our executive officers or to the extent already discussed previously under Pension Benefits and Nonqualified Deferred Compensation.

The following table outlines the severance compensation payable to our NEOs, assuming separation from service on December 31, 2023, under various employment termination scenarios.

Name	Termination by United Community for Cause or by Executive Without Good Reason ($)[1,2,3]	Termination by United Community Without Cause or by Executive for Good Reason Before Change in Control ($)[1,3,4]	Termination by United Community Without Cause or by Executive for Good Reason After Change in Control ($)[1,3,5]	Termination Due to Death or Disability Before Change in Control ($)[1,3,4]	Termination Due to Death or Disability After Change in Control ($)[1,3,6]
H. Lynn Harton	$ 197,446	$ 6,927,716	$ 10,062,983	$ 1,610,974	$ 3,086,944
Jefferson L. Harralson	48,425	309,922	2,980,874	288,196	910,165
Richard W. Bradshaw	56,413	337,543	3,272,606	315,832	1,040,467
Robert A. Edwards	31,747	240,283	2,376,185	219,845	644,338
Melinda Davis Lux	31,747	243,999	2,302,237	226,107	650,599

[1]	In all cases of termination (including termination for “cause” and a resignation other than for “good reason”), a NEO also would be paid:

a.	“Accrued obligations,” consisting of: (i) annual base salary through the date of termination to the extent not theretofore paid; (ii) any incentive award earned for a prior fiscal year but not yet paid (or, if not determined, an incentive award determined on the same basis as other executive officers with any individual performance goals to be deemed achieved at not less than target); (iii) any accrued and unused paid time off to the extent not theretofore paid and (iv) any unreimbursed business expenses incurred prior to the date of termination; and

b.	“Other benefits,” consisting of, to the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided or which a NEO is eligible to receive through the date of termination in accordance with the terms of any of United Community’s plans, programs, policies, practices, contracts or agreements that do not discriminate in scope, terms or operation in favor of executive officers and are available generally to all salaried employees.

This table does not include any amounts that might be attributable to “accrued obligations” or “other benefits.”

[2]	The amounts set forth in this column represent amounts earned under PRSUs granted after 2022 that, as of December 31, 2023, were unvested. See footnote 3 below.

[3]	Restricted stock units:

a.	TRSUs:

i.	With respect to TRSUs granted in 2019, 2020 and 2021 (whether before or after a change-in-control event): (i) upon termination of employment due to death or disability, unvested awards for the year of termination and the following year will vest; (ii) upon termination by the company without “cause” or by a NEO for “good reason,” each NEO would continue to vest on the original vesting schedule as if each was employed.

ii.	With respect to TRSUs granted in 2023 (whether before or after a change-in-control event), upon either a termination of employment due to death or disability, a termination by a NEO for “good reason” or a termination by the company without “cause,” all unvested awards vest immediately as of the date of termination.

b.	PRSUs:

i.	With respect to PRSUs granted in 2019, 2020 and 2021: (i) upon termination of employment due to death or disability, unvested awards for the year of termination and the following year will vest; (ii) upon termination by the company without “cause” or by a NEO for “good reason,” each NEO would continue to vest on a pro-rata basis.

ii.	With respect to PRSUs granted in 2023, upon termination of employment due to death or disability, all earned but unvested PRSUs will vest and, additionally, the following unvested PRSUs will vest immediately as of the date of termination: (i) if prior to a change-in-control event, all unvested PRSUs for any incomplete or remaining performance periods ending prior to the date of termination that would have been earned assuming a target performance level; and (ii) if after a change-in-control event, all unvested PRSUs that would have been earned during any future (incomplete or remaining) performance period will vest at the greater of the target and actual level of performance. With respect to PRSUs granted in 2023, upon termination of employment by the company without “cause” or by a NEO for “good reason,” all earned but unvested PRSUs will vest and, additionally: (i) if prior to a change-in-control event, PRSUs for any performance period in which the date of termination occurs shall remain outstanding and continue to be eligible to be earned based on the level of achievement of the performance criteria during the performance period (the “Earned PRSUs”) with the number that vest equal to the product of the Earned PRSUs and a fraction, the numerator of which is the number of days the NEO was employed during the year and the denominator is 365; and (ii) if after a change-in-control event, all unvested PRSUs that would have been earned during any future (incomplete or remaining) performance period will vest at the greater of target and actual level of performance. With respect to PRSUs granted in 2023, upon termination of employment by the company for “cause” or by a NEO without “good reason,” all earned but unvested PRSUs will vest immediately as of the date of termination.

[4]	Represents all compensation that would become due as a result of a termination without “cause,” a termination by the NEO for “good reason” or a termination as a result of death or disability having occurred on December 31, 2023 before a change-in-control event. The amounts for all NEOs other than Mr. Harton represent stock awards that were unvested as of the last trading day of 2023 that immediately preceded December 31, 2023, using the closing price of United Community’s common stock ($29.26) on that date, that the NEO will receive. With respect to Mr. Harton, the amounts shown represent those amounts that would become due under his employment agreement and include (other than the value of unvested stock awards that he would have received) a lump sum pro rata bonus of $486,000 in the event of a termination by reason of death or disability and, in the case of disability, a lump sum payment of $49,230 for 30 months of continuing health coverage ($1,641 per month). In the event of a termination without “cause” or by Mr. Harton for “good reason,” Mr. Harton’s employment agreement would have entitled him (in addition to the value of unvested stock awards that he would receive) to a lump sum pro rata bonus of $486,000, a lump sum payment of $5,250,000 (representing 2.5 times his 2023 base salary and target nonequity incentive award) and a lump sum payment of $49,230 for 30 months of continuing health coverage ($1,641 per month).

[5]	Represents all compensation that would become due to each NEO as a result of a termination without “cause” or a termination by the NEO for “good reason” having occurred on December 31, 2023. The amounts for all NEOs include stock awards that were unvested as of the last trading day of 2023 that immediately preceded December 31, 2023, using the closing price of United Community’s common stock ($29.26) on that date, that the NEO will receive and the following benefits:

a.	Mr. Harton: (pro rata (at target) nonequity incentive payment of $1,050,000; lump-sum payment of $6,469,045 representing three times his salary and prior three-year average nonequity incentive payment; lump-sum payment of $59,076 for 36 months of continuing health coverage; lump-sum payment of $62,219 for 36 months of continuing life insurance benefits; lump-sum payment of $123,237 for 36 months continuing club ($2,173 per month) and auto ($1,250 per month) benefits; lump-sum payment of $90,000 representing three years of profit sharing contributions and up to $105,000 in outplacement services);

b.	Mr. Harralson: (pro rata (at target) nonequity incentive payment of $386,250; lump-sum payment of $1,786,679 representing two times his salary and prior three-year average nonequity incentive payment; lump-sum payment of $55,320 for 24 months of continuing health coverage; lump-sum payment of $33,984 for 24 months of continuing life insurance benefits; lump-sum payment of $70,000 for 24 months continuing club ($1,667 per month) and auto ($1,250 per month) benefits; lump-sum payment of $51,500 representing two years of profit sharing contributions and up to $51,500 in outplacement services);

c.	Mr. Bradshaw: (pro rata (at target) nonequity incentive payment of $450,000; lump-sum payment of $1,962,965 representing two times his salary and prior three-year average nonequity incentive payment; lump-sum payment of $39,384 for 24 months of continuing health coverage; lump-sum payment of $41,946 for 24 months of continuing life insurance benefits; lump-sum payment of $46,134 for 24 months continuing club ($922 per month) and auto ($1,000 per month) benefits; lump-sum payment of $60,000 representing two years of profit sharing contributions and up to $60,000 in outplacement services);

d.	Mr. Edwards: (pro rata (at target) nonequity incentive payment of $270,000; lump-sum payment of $1,522,745 representing two times his salary and prior three-year average nonequity incentive payment; lump-sum payment of $39,384 for 24 months of continuing health coverage; lump-sum payment of $35,280 for 24 months of continuing life insurance benefits; lump-sum payment of $24,000 for 24 months continuing auto ($1,000 per month) benefits; lump-sum payment of $45,000 representing two years of profit sharing contributions and up to $45,000 in outplacement services); and

e.	Ms. Davis Lux: (pro rata (at target) nonequity incentive payment of $270,000; lump-sum payment of $1,438,835 representing two times her salary and prior three-year average nonequity incentive payment; lump-sum payment of $55,320 for 24 months of continuing health coverage; lump-sum payment of $25,590 for 24 months of continuing life insurance benefits; lump-sum payment of $24,000 for 24 months continuing auto ($1,000 per month) benefits; lump-sum payment of $45,000 representing two years of profit sharing contributions and up to $45,000 in outplacement services).

[6]	Represents all compensation that would become due to each NEO as a result of a termination resulting from a death or disability having occurred on December 31, 2023 after a change-in-control event. The amounts for all NEOs represent stock awards that were unvested as of the last trading day of 2023 that immediately preceded December 31, 2023, using the closing price of United Community’s common stock ($29.26) on that date, that the NEO will receive plus a pro rata (at target) nonequity incentive payment in the following amounts: Harton ($1,050,000); Harralson ($386,250); Bradshaw ($450,000); Edwards ($270,000) and Davis Lux ($270,000).

Other than the Change-in-Control Continuity Agreements that we have with our NEOs and the Harton Employment Agreement, United Community has no other employment or severance agreements. Therefore, except as described above, no severance benefit is payable, and there is no continuation of benefit coverage in the event of a NEO’s voluntary or involuntary termination, retirement, disability or death.

Under our agreements, change in control generally means any one of the events listed below (defined terms used below that are not otherwise defined have the meanings given to them in the Change-in-Control Continuity Agreements):

•	An acquisition (other than by or from the Company or certain of its affiliates) of 30% or more of either (1) the then-outstanding shares of common stock of the Company or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors by any person;

•	A change in the composition of the Board such that the individuals who, as of the effective date of the agreements, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a member of the Board after such effective date whose election, or nomination for election by our shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board shall not be considered as a member of the Incumbent Board;

•	The consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, or sale or other disposition of all or substantially all of the Company’s assets, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (a “Business Combination”), in each case, unless, following such Business Combination: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company’s outstanding common stock and the Company’s outstanding voting securities immediately before such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a noncorporate entity, equivalent securities), as the case may be, of the entity resulting from such Business Combination (including an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately before such Business Combination of the outstanding company common stock and outstanding company voting securities, as the case may be; (B) no person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity except to the extent that such ownership existed before the Business Combination; and (C) at least a majority of the members of the board of directors (or, for a noncorporate entity, equivalent body or committee) of the entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
•	The approval by our shareholders of a complete liquidation or dissolution of the Company.

The foregoing is only a summary of the change-in-control provisions of our various agreements, which are filed or incorporated by reference as exhibits to our Annual Report on Form 10-K. We encourage you to review those agreements for additional information regarding the severance arrangements applicable to our NEOs.

Compensation Committee Interlocks and Insider Participation

No member who was a member of our Talent and Compensation Committee during all or a portion of 2023: (1) was at any time during 2023 an officer or employee, or was at any time prior to 2023 an officer, of United Community or any of our subsidiaries or (2) had any relationship requiring disclosure under Transactions with Management and Others. Also, none of our executive officers serves, or in the past fiscal year has served, as a director or compensation committee (or equivalent committee) member of any entity that has an executive officer serving as a United Community director or Talent and Compensation Committee member.

Compensation Risk Considerations

SEC rules require the Talent and Compensation Committee to annually review our compensation policies and practices to determine if such policies and practices are reasonably likely to have a material adverse impact on us. The Committee also considers whether our employee compensation arrangements encourage excessive or unnecessary risk-taking by our NEOs, senior management and key employees and amends such arrangements, if necessary. As part of its review, the Talent and Compensation Committee considers the various risks to which we are subject including market, liquidity, interest rate, operational, financial, credit, reputational, compliance and strategic risks and how our incentive compensation programs, policies and practices may contribute to risk. The Talent and Compensation Committee also considers our controls and actions taken to mitigate and monitor those risks.

For 2023, following the completion of a detailed analysis, the Talent and Compensation Committee concluded that our compensation policies and practices appropriately balance risk and reward and align employee interests with shareholder interests based on the following observations:

•	Pay for our executive officers is structured to consist of both fixed (annual base salary) and variable (annual nonequity and long-term equity incentives) compensation. The Talent and Compensation Committee believes that the variable elements provide an appropriate percentage of overall compensation to motivate executive officers to focus on our performance while the fixed element serves to provide an appropriate and fair compensation level that does not encourage executive officers to take unnecessary or excessive risks in achievement of goals.

•	Our compensation program balances short-term and long-term performance and does not place inappropriate focus on achieving short-term results in a way that inhibits long-term, sustained performance.

•	All incentive programs covering the NEOs, including the annual nonequity incentive program and the long-term equity incentive program, are reviewed and approved by the Talent and Compensation Committee annually and typically include a threshold and target payment. The maximum payment is set at the target level of performance for the long-term equity incentive awards to ensure that payments do not exceed a certain level, thereby maintaining the compensation mix for the NEOs within acceptable ranges and limiting excessive payments under any one element.

•	We have internal controls over the measurement and calculation of performance metrics which are designed to prevent manipulation of results by any employee including the executive officers.

•	The Talent and Compensation Committee has the discretion to modify any annual nonequity incentive payment, subject to plan parameters, allowing it to consider the circumstances surrounding corporate and/or individual performance and adjust payments accordingly.

•	There are appropriate internal controls and oversight of the approval and processing of payments.

•	Equity incentive compensation generally currently consists of PRSUs and TRSUs. These grants encourage executive officers to take a long-term perspective on overall corporate performance, which ultimately influences share price appreciation. Equity incentive compensation helps to motivate long-term performance, balancing cash incentive compensation in place to motivate short-term performance.

•	Incentive compensation arrangements for lenders and other production-based employee groups are designed to support the business development characteristics of these groups. The compensation arrangements for these groups are assessed as part of our risk evaluation process to help determine control structures and plan designs that are consistent with the organization’s risk tolerances. These plans generally include downward payout adjustments based on loan quality, clawback features and key customer service criteria.

CEO Pay Ratio Disclosure

As required by Item 402(u) of Regulation S-K, we are providing the following information:

For fiscal 2023, our last completed fiscal year:

•	The median of the annual total compensation of all employees of our company (other than Mr. Harton) was $60,576; and

•	The annual total compensation of Mr. Harton, our President and CEO, was $3,740,470.

Based on this information, the ratio for 2023 of the annual total compensation of our CEO to the median of the annual total compensation of all employees is 62 to 1.

We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and CEO:

•	As of December 31, 2023, our employee population consisted of approximately 3,135 individuals (3,134 excluding the CEO), including any full-time, part-time, temporary or seasonal employees employed on that date.

•	To find the median of the annual total compensation of all our employees (other than our CEO), we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2023. In making this determination, we annualized the compensation of full-time and part-time permanent employees who were employed on December 31, 2023 but did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees.

•	We identified our median employee using this compensation measure and methodology, which was consistently applied to all employees who were included in the calculation.

•	After identifying the median employee, we added together all of the elements of such employee’s compensation for 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. Total compensation was then annualized based on this employee’s date of hire in 2023, resulting in annual total compensation of $60,576.

•	With respect to the annual total compensation of our CEO, we used the amount reported in the Total column of our 2023 Summary Compensation Table.

Equity Compensation Plan Information

The table below provides information as of December 31, 2023 regarding securities authorized for issuance under the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders	1,296,991[1]	$21.19[2]	2,284,033[3]
Equity compensation plans not approved by shareholders	620,106[4]	N/A	—
Total	1,917,097	$21.19	2,284,033

[1]	This amount includes:

•	110,640 PRSUs based on the number of shares potentially payable under the awards (100% of target) that have not been earned as of December 31, 2023. The number of shares, if any, to be issued pursuant to such awards will be determined based upon performance over the applicable performance period. The PRSUs were all granted under the 2000 Key Employee Stock Option Plan and the 2022 Omnibus Equity Plan;

•	6,113 PRSUs (22% of target) that were earned as of December 31, 2023. The number of shares to be issued pursuant to such awards was determined based upon performance over the 2023 performance period. The PRSUs were all granted under the 2000 Key Employee Stock Option Plan;

•	4,106 PRSUs (34% of target) that were earned as of December 31, 2023. The number of shares to be issued pursuant to such awards was determined based upon performance over the 2023 performance period. The PRSUs were all granted under the 2000 Key Employee Stock Option Plan;

•	14,158 PRSUs (62% of target) that were earned as of December 31, 2023. The number of shares to be issued pursuant to such awards was determined based upon performance over the 2023 performance period. The PRSUs were all granted under the 2022 Omnibus Equity Plan;

•	755,237 time-based restricted stock units, which were granted under the 2000 Key Employee Stock Option Plan and the 2022 Omnibus Equity Plan; and

•	406,737 outstanding stock options, which were granted under the 2000 Key Employee Stock Option Plan, the Progress Financial 2008 Stock Incentive Compensation Plan and the Progress Financial 2016 Equity Incentive Plan.

[2]	The price in column (b) reflects the weighted average price of all outstanding options under the 2000 Key Employee Stock Option Plan, the Progress Financial 2008 Stock Incentive Compensation Plan and the Progress Financial 2016 Equity Incentive Plan that, as of December 31, 2023, had been granted but not forfeited, expired or exercised. PRSUs and TRSUs are not included in determining the weighted average in column (b) because they have no exercise price.

[3]	Includes securities available for issuance in connection with awards under the 2022 Omnibus Equity Plan.

[4]	The number in column (a) represents the number of shares of our common stock credited to participant accounts in the Deferred Compensation Plan. The table above does not include any shares that may be credited in the future to participant accounts in the Deferred Compensation Plan. This amount includes:

•	510,040 shares of United Community common stock that are issuable under the Deferred Compensation Plan at December 31, 2023 are the result of deferrals previously granted under an equity compensation plan approved by shareholders.

•	110,066 shares of United Community common stock that are issuable under the Deferred Compensation Plan at December 31, 2023 are the result of deferrals not previously granted under an equity compensation plan approved by shareholders.

Pay Versus Performance Disclosure

As required by Item 402(v) of Regulation S-K, we are providing the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and NonPEO NEOs and Company performance for the fiscal years listed below.

					Value of Initial Fixed $100 Investment based on: [4]
Year	Summary Compensation Table Total for H. Lynn Harton[1] ($)	Compensation Actually Paid to H. Lynn Harton[1,2,3] ($)	Average Summary Compensation Table Total for NonPEO NEOs[1] ($)	Average Compensation Actually Paid to NonPEO NEOs[1,2,3] ($)	TSR ($)	Peer Group TSR ($)	Net Income ($ Millions)	Return on Average Assets[5]
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	$ 3,740,470	$ 2,896,904	$ 1,244,360	$ 946,213	$ 106.68	$ 96.65	$188	0.90%
2022	2,538,380	2,891,751	921,908	1,017,383	119.15	110.67	277	1.22%
2021	3,015,446	4,424,072	1,136,941	1,494,952	123.43	132.19	270	1.42%
2020	3,442,836	2,920,918	1,041,909	1,172,258	95.38	92.50	164	1.51%

[1]	In each of the years in question, Mr. Harton was our PEO and the remaining NEOs consisted of Messrs. Harralson, Bradshaw and Edwards and Ms. Davis Lux.
[2]	Compensation Actually Paid is calculated in accordance with Item 402(v) of Regulation S-K and does not reflect compensation actually earned, realized or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total Compensation, adjusted as described in footnote 3 below.
[3]	Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the amounts set forth in the Stock Awards column of the Summary Compensation Table. Amounts in the Exclusion of Change in Pension Value column are the amounts set forth in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column in the Summary Compensation Table. Amounts in the Inclusion of Pension Service Cost column are based on the service cost for services rendered during the listed year.

Year	Summary Compensation Table Tota for H. Lynn Harton ($)	Exclusion of Change in Pension Value for H. Lynn Harton ($)	Exclusion of Stock Awards and Option Awards for H. Lynn Harton ($)	Inclusion of Pension Service Cost for H. Lynn Harton ($)	Inclusion of Equity Values for H. Lynn Harton ($)*	Compensation Actually Paid to H. Lynn Harton ($)
2023	$ 3,740,470	$ (34,711)	$ (2,091,698)	$ 177,143	$ 1,105,700	$ 2,896,904

*	The amounts in the Inclusion of Equity Values in the preceding tables are derived from the amounts set forth in the following tables. During 2023, no equity awards were both granted and vested in the same year nor were any equity awards forfeited.

Year	Average Summary Compensation Table Total for NonPEO NEOs ($)	Average Exclusion of Change in Pension Value for NonPEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for NonPEO NEOs($)	Average Inclusion of Pension Service Cost for NonPEO NEOs ($)	Average Inclusion of Equity Values for NonPEO NEOs ($)*	Average Compensation Actually Paid to NonPEO NEOs ($)
2023	$ 1,244,360	$ (89,081)	$ (445,731)	$ 50,389	$ 186,276	$ 946,213

*	The amounts in the Inclusion of Equity Values in the preceding tables are derived from the amounts set forth in the following tables. During 2023, no equity awards were both granted and vested in the same year nor were any equity awards forfeited.

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for H. Lynn Harton ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for H. Lynn Harton ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for H. Lynn Harton ($)	Total - Inclusion of Equity Values for H. Lynn Harton ($)
2023	$ 1,738,048	$ (572,941)	$ (59,407)	$ 1,105,700

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for NonPEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for NonPEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for NonPEO NEOs ($)	Total - Average Inclusion of Equity Values for NonPEO NEOs ($)
2023	$ 370,369	$ (168,085)	$ (16,008)	$ 186,276

[4]	The Peer Group TSR set forth in this table utilizes the Nasdaq Bank Index (“Nasdaq Bank Index”), which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report on Form 10-K for the year ended December 31, 2023. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the Nasdaq Bank Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.
[5]	We determined return on average assets to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our NEOs in 2023. This performance measure may not have been the most important financial performance measure for prior years, and we may determine a different financial performance measure to be the most important financial performance measure in future years.

Relationship Between PEO and NonPEO NEO Compensation Actually Paid, Company Shareholder Return and Peer Group TSR

The following graph sets forth the relationship between Compensation Actually Paid to our NEOs, the cumulative TSR over the four most recently completed fiscal years for the Company and the Nasdaq Bank Index TSR over the same period.

Relationship Between PEO and NonPEO NEO Compensation Actually Paid and Net Income

The following graph sets forth the relationship between Compensation Actually Paid to our NEOs and our net income during the four most recently completed fiscal years.

Relationship Between PEO and NonPEO NEO Compensation Actually Paid and Company-Selected Measure

The following graph sets forth the relationship between Compensation Actually Paid to our NEOs and return on average assets during the four most recently completed fiscal years.

Most Important Financial Performance Measures

The following summarizes the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our NEOs for 2023 to Company performance (the measures set forth in this list are not ranked):

•	Return on Average Assets
•	Relative Total Shareholder Return
•	Pretax and Preprovision Earnings Per Share
•	Operating Earnings Per Share
•	Net Charge-Offs
•	Ratio of Nonperforming Assets / Total Assets
•	Operating Efficiency Ratio

The foregoing disclosures relating to Pay Versus Performance shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference.

Security Ownership

The following tables set forth the amount of our voting common stock and Series I Non-Cumulative Preferred Stock (“Series I Preferred Stock”), if applicable, beneficially owned by the listed persons as of February 29, 2024 unless otherwise noted.

Security Ownership of Certain Beneficial Owners

Name and Address of Beneficial Owner	Number of Shares of Voting Common Stock Beneficially Owned (#)[1]	Percent of Class
Beneficial Owners of 5% or More of Our Voting Securities
BlackRock, Inc.[2] 50 Hudson Yards New York, NY 10001	17,058,774	14.3%
The Vanguard Group[3] 100 Vanguard Boulevard Malvern, PA 19355	13,552,982	11.4%
FMR LLC[4] 245 Summer Street Boston, MA 02210	9,023,231	7.6%
State Street Corporation[5] 1 Congress Street, Suite 1 Boston, MA 02114	5,958,625	5.0%

[1]	For purposes of this table, a person “beneficially owns” a security if that person has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days. Unless otherwise noted, to our knowledge, these persons have sole investment and voting power over the shares listed.
[2]	Based solely on information contained in the Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 23, 2024 indicating sole voting power relative to 16,845,142 shares of common stock and sole dispositive power relative to 17,058,774 shares of common stock as of December 31, 2023.
[3]	Based solely on information contained in the Schedule 13G/A filed by The Vanguard Group with the SEC on February 13, 2024 indicating shared voting power relative to 94,131 shares of common stock, sole dispositive power relative to 13,331,741 shares of common stock and shared dispositive power relative to 221,241 shares of common stock as of December 31, 2023.
[4]	Based solely on information contained in the Schedule 13G filed by FMR LLC with the SEC on February 9, 2024 indicating sole voting power relative to 9,019,884 shares of common stock and sole dispositive power relative to 9,023,231 shares of common stock as of December 31, 2023.
[5]	Based solely on information contained in the Schedule 13G/A filed by State Street Corporation with the SEC on January 24, 2024 indicating shared voting power relative to 723,217 shares of common stock and shared dispositive power relative to 5,958,625 shares of common stock as of December 31, 2023.

Security Ownership of Management

Name of Beneficial Owner	Number of Shares of Voting Common Stock Beneficially Owned (#)[1]	Percent of Class[2]	Number of Shares of Series I Preferred Stock (#)[3]	Percent of Class[4]
Directors and Nominees for Director
Jennifer M. Bazante	3,026	*	-	*
George B. Bell	1,268	*	-	*
James P. Clements	5,475	*	-	*
Kenneth L. Daniels[5]	16,799	*	-	*
Lance F. Drummond	8,724	*	-	*
H. Lynn Harton[6]	255,889	*	-	*
John M. James	-	*	-	*
Jennifer K. Mann	8,724	*	-	*
Thomas A. Richlovsky[7]	30,260	*	4	*
David C. Shaver	10,646	*	-	*
Tim R. Wallis[8]	111,678	*	-	*
David H. Wilkins	11,351	*	-	*

Other NEOs
Jefferson L. Harralson	41,250	*	1	*
Richard W. Bradshaw	55,779	*	-	*
Robert A. Edwards	46,390	*	-	*
Melinda Davis Lux	15,028	*	-	*

All Executive Officers & Directors as a Group (19 persons)	638,225	*	5	*

*	Represents less than 1% of the deemed outstanding shares of voting common stock or Series I Preferred Stock as of February 29, 2024.
[1]	Reflects total amount of voting common stock deemed beneficially owned which, in addition to outstanding common stock, includes all shares of common stock deferred in accordance with the United Community Banks, Inc. Deferred Compensation Plan as well as all common stock issuable through the vesting of restricted stock units within 60 days from February 29, 2024. For purposes of this table, a person “beneficially owns” a security if that person has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days. Unless otherwise noted, to our knowledge, these persons have sole investment and voting power over the shares listed.
[2]	Percentage is based on the total adjusted amount of voting common stock deemed beneficially owned which, in addition to 119,111,164 shares of outstanding voting common stock, includes all shares of voting common stock deferred by executive officers and directors in accordance with the United Community Banks, Inc. Deferred Compensation Plan as well as all common stock issuable through the vesting of restricted stock units within 60 days from February 29, 2024.
[3]	Reflects total amount of Series I Preferred Stock deemed beneficially owned. For purposes of this table, a person “beneficially owns” a security if that person has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days. Unless otherwise noted, to our knowledge, these persons have sole investment and voting power over the shares listed.
[4]	Percentage computations are based upon 3,662 shares of our Series I Preferred Stock, outstanding as of February 29, 2024.
[5]	Includes 2,000 shares owned by the Kenneth L. Daniels Trust dated December 9, 2016 over which Mr. Daniels is Trustee.
[6]	Includes 132,317 shares owned by The Herbert Lynn Harton Revocable Trust dated March 16, 2015 over which Mr. Harton is Trustee.
[7]	Includes 30,260 shares owned by the Thomas Andrew Richlovsky Trust dated September 24, 1998 over which Mr. Richlovsky is Trustee.
[8]	Includes 91,418 shares owned by Wallis Investment Co., LLC, a company wholly owned by Mr. Wallis and his spouse.

Delinquent Section 16(a) Reports

U.S. securities laws require our executive officers, directors and greater than 10% shareholders to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Based solely upon a review of these reports with respect to 2023, or written representations that no Form 5 reports were required, we believe that, except as follows, each of those persons filed, on a timely basis, the reports required by Section 16(a) of the Exchange Act:

•	Mr. Alan H. Kumler inadvertently failed to file a Form 4 that was due on November 17, 2023 with regard to 142 shares that were withheld from a TRSU vesting on November 15, 2023. Mr. Alan H. Kumler filed the Form 4 on November 21, 2023. The grant of the TRSUs had been reported on a previously filed Form 4.

Audit Committee Report

The Audit Committee of our Board has:

•	Reviewed and discussed with management the Company’s annual audited financial statements for 2023
•	Discussed with PricewaterhouseCoopers LLP (“PwC”), our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC
•	Received from PwC the written disclosures and the letter required by applicable requirements of the PCAOB regarding PwC’s communication with the Audit Committee concerning independence
•	Discussed with PwC its independence

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board that the December 31, 2023, audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC.

While the Audit Committee has the responsibilities set forth in its charter (including to monitor and oversee the audit processes), the Audit Committee does not have the duty to plan or conduct audits or to determine that United Community’s financial statements are complete, accurate or in accordance with generally accepted accounting principles. United Community’s management and independent auditor have this responsibility.

This report has been furnished by the members of the Audit Committee:

David C. Shaver, Chair George B. Bell Kenneth L. Daniels John M. James Thomas A. Richlovsky Tim R. Wallis

The above Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other United Community filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent United Community specifically incorporates this report by reference therein.

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has retained PwC as the Company’s independent registered public accounting firm for 2024. PwC has audited the financial statements of the Company since being appointed in 2012 as the Company’s independent registered public accounting firm for 2013.

We are asking shareholders to ratify the Audit Committee’s appointment of PwC in order to obtain the views of our shareholders. If shareholders fail to ratify the appointment of PwC, the Audit Committee will reconsider the appointment but in its discretion may still direct the appointment of PwC. Also, if the appointment of PwC is approved, the Audit Committee in its discretion may still direct the appointment of a different independent registered public accounting firm at any time and without shareholder approval if the Audit Committee believes that such a change would be in our best interests.

Representatives of PwC have been requested to participate in the 2024 Annual Meeting and will have the opportunity to make a statement, if they so desire, and are expected to be available to respond to appropriate questions.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024 (PROPOSAL 3).

Fees Paid to Auditors

During 2023 and 2022, United Community was billed the following amounts for services rendered by PwC:

	2023	2022
Audit Fees[1]	$ 1,882,958	$ 1,883,472
Audit-Related Fees[2]	362,280	308,050
Tax Fees[3]	-	-
All Other Fees[4]	4,399	4,399
Total	$ 2,249,637	$ 2,195,921

[1]	This category includes fees for professional services for the integrated audits of United Community’s consolidated financial statements including the audits of the effectiveness of our internal control over financial reporting, reviews of the financial statements included in United Community’s Quarterly Reports on Form 10-Q, statutory audits or financial statement audits of subsidiaries and comfort letters and consents related to registration statements filed with the SEC.
[2]	This category primarily includes fees billed for acquisition-related services that are reasonably related to the performance of the audit of United Community’s consolidated financial statements and effectiveness of internal control and are not reported within the audit fees category above. In 2023, these services were related to United Community’s acquisition of Progress Financial Corporation and First National Bank of South Miami. In 2022, these services were related to United Community’s acquisition of Reliant Bancorp, Inc.
[3]	There were no tax services provided by PwC in 2023 or 2022.
[4]	Certain subscription services provided by PwC during 2023 and 2022 were considered to be nonaudit services.

The Audit Committee preapproves all audit and permissible nonaudit services to be provided by the Company’s independent auditors and has established preapproval policies and procedures for such services. Permissible nonaudit services are those allowed under SEC regulations. The Audit Committee may approve certain specific categories of permissible nonaudit services within an aggregated budgeted dollar limit upon the opinion that such services will not impair the independence of the independent auditor. The Audit Committee must approve on a project-by-project basis any permissible nonaudit services that do not fall within a preapproved category, or preapproved permissible nonaudit services that exceed the previously approved fees. The Audit Committee’s Chair (or any Audit Committee member if the Chair is unavailable) may preapprove such services between Audit Committee meetings and must report to the Audit Committee at its next meeting with respect to all services so preapproved. All services provided by PwC during 2023 and 2022 were approved by the Audit Committee and were permissible under applicable laws and regulations, and comparable services will continue to be preapproved by the Audit Committee.

Solicitation, Meeting And Voting Information

Q:	What is this document?

A:	This document is the Proxy Statement of United Community Banks, Inc. that is being made available to shareholders on the Internet, or sent to shareholders upon request, in connection with our 2024 Annual Meeting to be held on Wednesday, May 15, 2024 at 3:00 P.M. Eastern time exclusively online via the Internet.

Q: What documents constitute our Proxy Materials?

A:	The Proxy Materials include the Notice of 2024 Annual Meeting of Shareholders, the Proxy Statement, our Annual Report on Form 10-K for the year ended December 31, 2023 and the proxy card or voting instruction form.

Q:	What is a proxy, who is asking for it, and who is paying for the cost to solicit it?

A:	A proxy is your legal designation of another person, referred to as a proxy, to vote your stock. The document that designates someone as your proxy is also called a proxy and is also referred to as a proxy card.

Our directors, officers and employees are soliciting your proxy on behalf of our Board. Those persons will not receive additional payment or compensation for doing so except reimbursement for any related out-of-pocket expenses. We will, upon request, reimburse brokers, banks, custodians and similar organizations for their expenses in forwarding our Proxy Materials to beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, personal contact, email and other electronic means, advertisements and personal solicitation, or otherwise. The Company will pay the expense of any proxy solicitation. We have not hired a proxy solicitor to assist in the solicitation of proxies.

Q:	Why did I receive a one-page Notice in the mail regarding the availability of Proxy Materials instead of a full set of Proxy Materials?

A:	Pursuant to SEC rules, we are using the Internet as the primary means of furnishing our Proxy Materials to shareholders again this year. Accordingly, we sent a Notice to the Company’s shareholders of record entitled to vote at the 2024 Annual Meeting. If you received a Notice by mail, you will not receive a printed copy of the Proxy Materials unless you request printed copies. Instructions on how to request a paper or email copy of our Proxy Materials are found in the Notice. The Notice, however, also will instruct you as to how you may access and review our Proxy Materials online. All shareholders will have the ability to access our Proxy Materials on the website referred to in the Notice or request a printed set of our complete Proxy Materials. In addition, shareholders may request to receive our Proxy Materials in printed form by mail or electronically by email on an ongoing basis. We encourage shareholders to take advantage of the availability of our Proxy Materials on the Internet to help reduce the environmental impact of our annual meetings and the cost to the Company associated with the physical printing and mailing of materials. Thank you for your support of our efforts to preserve resources by reducing mail.

Q:	Why am I receiving these Proxy Materials?

A:	You received the Notice or paper copies of the Proxy Materials because you were one of our shareholders on March 18, 2024, the record date for the 2024 Annual Meeting. We are soliciting your proxy (i.e., your permission) to vote your shares of United Community common stock upon certain matters at the 2024 Annual Meeting. We are required by law to convene an annual meeting of our shareholders at which directors are elected. It would be impractical, if not impossible, for our shareholders to meet physically to hold a meeting. Accordingly, proxies are solicited from our shareholders.

Q:	What if I have more than one account?

A:	Please vote proxies for all accounts to ensure that all your shares are voted. You may consolidate multiple accounts with matching name(s) / registration through our transfer agent, Continental Stock Transfer & Trust.

Email cstmail@continentalstock.com or call (800) 509-5586 to confirm if your accounts can be consolidated.

Q:	How do I gain access to and participate in the 2024 Annual Meeting?

A:	To gain access to and participate in the virtual 2024 Annual Meeting, access www.virtualshareholdermeeting.com/UCBI2024 via the Internet and enter the control number found on your Notice or proxy card (voting instruction form) that you receive.

Q:	Who may participate in the 2024 Annual Meeting?

A:	Only shareholders of record at the close of business on March 18, 2024, the record date for the 2024 Annual Meeting, are entitled to notice of, to participate in and to vote at the 2024 Annual Meeting, which will be held exclusively online. As of the record date, there were 119,136,518 shares of our common stock, $1.00 par value, issued and outstanding and entitled to be voted at the 2024 Annual Meeting. Each share of our common stock is entitled to one (1) vote on each matter considered at the 2024 Annual Meeting. No other class of United Community’s securities is currently entitled to vote on any matter at the 2024 Annual Meeting.

Q:	How many votes will constitute a quorum at the 2024 Annual Meeting? Do abstentions and broker nonvotes count for the purposes of determining the presence of a quorum?

A:	Our Amended and Restated Bylaws provide that the presence of the holders of a majority of the issued and outstanding shares of common stock entitled to vote, in person or represented by proxy, will constitute a quorum at the 2024 Annual Meeting. A quorum must exist to conduct any business at the 2024 Annual Meeting. If a quorum is not present at the 2024 Annual Meeting, any officer entitled to preside at or to act as Secretary of the 2024 Annual Meeting will have power to adjourn the 2024 Annual Meeting from time to time until a quorum is present.

Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker nonvotes are included in the calculation of the number of votes considered to be present at the 2024 Annual Meeting for purposes of determining the presence of a quorum only when there are “routine” matters to be voted upon. Because there is a “routine” matter to be voted upon at the 2024 Annual Meeting, broker nonvotes also will be included for purposes of determining a quorum.

Q:	Will a list of shareholders entitled to vote at the 2024 Annual Meeting be available?

A:	Yes. A list of shareholders entitled to vote at the 2024 Annual Meeting will be available for any purpose germane to the 2024 Annual Meeting after May 5, 2024 at our executive offices and will be accessible there through the date of the 2024 Annual Meeting during ordinary business hours. In addition, the list of shareholders will be available electronically during the 2024 Annual Meeting.

Q:	What am I voting on at the 2024 Annual Meeting?

A:	There are three proposals to be considered and voted on at the 2024 Annual Meeting:

•	Proposal 1 - To elect the 12 director nominees identified in this Proxy Statement to our Board, each to serve a one-year term expiring at the latter of the 2025 Annual Meeting of Shareholders or upon his or her successor being elected and qualified;

•	Proposal 2 - To approve, on an advisory (nonbinding) basis, the compensation paid to our Named Executive Officers (“say-on-pay” proposal); and

•	Proposal 3 - To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024.

Q:	What are my choices when voting on the election of our 12 director nominees identified in this Proxy Statement, and what vote is needed to elect nominees to the Board?

A:	Regarding the vote on the election of our 12 director nominees identified in this Proxy Statement to serve until the 2025 Annual Meeting of Shareholders or until his or her successor is elected and qualified, shareholders may:

•	Vote “FOR ALL” director nominees;

•	Vote “FOR ALL EXCEPT” specific director nominees; or

•	Vote to “WITHHOLD ALL” votes for all director nominees.

Directors are elected by a plurality of the votes cast at the 2024 Annual Meeting by the shares represented in person or by proxy and entitled to vote on the election of directors at the 2024 Annual Meeting provided a quorum is present. Withholding of authority to vote in the election and broker nonvotes will not affect the outcome of the election, provided a quorum is present. As a result, the 12 nominees receiving the highest number of “FOR” votes will be elected as directors.

Q:	What are my choices when voting on the advisory (nonbinding) proposal regarding the compensation paid to the Company’s Named Executive Officers (“say-on-pay” proposal), and what vote is needed to approve the advisory “say-on-pay” proposal?

A:	Regarding the advisory (nonbinding) proposal on the compensation paid to our Named Executive Officers, shareholders may:

•	Vote “FOR” the advisory “say-on-pay” proposal;

•	Vote “AGAINST” the advisory “say-on-pay” proposal; or

•	“ABSTAIN” from voting on the advisory “say-on-pay” proposal.

If a quorum exists at the 2024 Annual Meeting, approval of the “say-on-pay” proposal requires that the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal. As an advisory vote, this proposal is not binding upon us. However, our Talent and Compensation Committee is responsible for designing and administering our executive compensation program, values the opinions expressed by our shareholders and will consider the outcome of the vote when making future compensation decisions.

Q:	What are my choices when voting on the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024, and what vote is needed to ratify their appointment?

A:	Regarding the vote on the proposal to ratify the appointment of PwC as the Company’s independent registered public accounting firm for 2024, shareholders may:

•	Vote “FOR” the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for 2024;

•	Vote “AGAINST” the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for 2024; or

•	“ABSTAIN” from voting on the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for 2024.

If a quorum exists at the 2024 Annual Meeting, the approval of the proposal to ratify the appointment of PwC as our independent registered public accounting firm for 2024 requires that the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal.

Q: How does the Company’s Board recommend that I vote?

A:	Our Board unanimously recommends that you vote:

•	“FOR ALL” 12 nominees to our Board identified in this Proxy Statement;

•	“FOR” the advisory (nonbinding) proposal regarding the compensation paid to our Named Executive Officers (“say-on-pay” proposal); and

•	“FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for 2024.

Q: How do I cast my vote?

A:	It is important that your shares be represented at the 2024 Annual Meeting, and we hope that you will access and participate in the 2024 Annual Meeting. If you do participate, you may vote during the 2024 Annual Meeting by following the instructions available on the meeting website during the meeting. However, even if you participate in the virtual meeting, we ask you to please vote your shares in advance of the 2024 Annual Meeting so that we can be assured of having a quorum present at the 2024 Annual Meeting and so that your shares may be voted in accordance with your wishes, even if you later decide to participate in the 2024 Annual Meeting.

If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust, you are considered a shareholder of record with respect to those shares (“record holder”). If you are a record holder, the Notice was sent to you directly by Broadridge Investor Communication Solutions, Inc. (“Broadridge”). Please carefully consider the information contained in this Proxy Statement and, whether or not you plan to participate in the 2024 Annual Meeting via the Internet, please vote in one of the following ways:

•	Internet: Access www.proxyvote.com (you will need the control number from your Notice) and follow the instructions on the Notice; or

•	Telephone: In the United States or Canada, call the toll-free number specified after accessing the Proxy Materials on www.proxyvote.com or on the proxy card that you receive if you requested printed copies of the Proxy Materials; or

•	Mail: Request paper copies of the Proxy Materials which will include a proxy card that includes instructions for voting by mail.

If your shares are held by a broker, bank or other nominee (this is called “street name”), your broker, bank or other nominee will send you instructions for voting those shares. Many (but not all) brokerage firms, banks and other nominees participate in a program that offers various voting options.

Q:	If I vote prior to the 2024 Annual Meeting, can I still gain access to and participate in the 2024 Annual Meeting and vote at the 2024 Annual Meeting if I so choose?

A:   Yes. If you are a shareholder of record, voting in advance of the 2024 Annual Meeting will not limit your right to vote at the virtual 2024 Annual Meeting if you so choose.

As indicated, we are hosting the 2024 Annual Meeting exclusively online. There will be no physical location at which shareholders may attend the 2024 Annual Meeting, but shareholders may gain access to and participate in the 2024 Annual Meeting electronically. Shareholders eligible to gain access to and participate in the virtual Annual Meeting will be deemed to be present in person and will be able to vote during the 2024 Annual Meeting, during the times that the voting polls are open, if they so choose.

Q: May I change or revoke my proxy after I have delivered my proxy?

A:	Yes. You may change or revoke your proxy at any time before the voting polls close at the 2024 Annual Meeting by submitting a subsequent proxy with a later date by Internet, telephone or mail or by sending our Corporate Secretary a written revocation. Any previously submitted proxy also will be considered revoked if you participate in the virtual 2024 Annual Meeting and vote via the virtual portal (see If I vote prior to the 2024 Annual Meeting, can I still gain access to and participate in the 2024 Annual Meeting and vote at the 2024 Annual Meeting if I so choose).

If your shares are held in street name by a broker, bank or other nominee, you must contact your broker, bank or other nominee in order to change your vote or obtain a proxy to vote your shares if you wish to cast your vote during the virtual 2024 Annual Meeting.

Q: Is cumulative voting allowed? Do I have dissenters’ or appraisal rights?

A:	No. Cumulative voting rights are not authorized, and dissenters’ rights and rights of appraisal are not applicable to any of the matters being voted upon at the 2024 Annual Meeting.

Q: What are broker votes and broker nonvotes? How are they treated?

A:	On certain “routine” matters, brokerage firms have discretionary authority under applicable stock exchange rules to vote their customers’ shares if their customers do not provide voting instructions. When a brokerage firm votes its customers’ shares on a “routine” matter without receiving voting instructions (referred to as a “broker vote”), these shares are counted both for establishing a quorum to conduct business at the 2024 Annual Meeting and in determining the number of shares voted “FOR” or “AGAINST” the “routine” matter. For purposes of the 2024 Annual Meeting, Proposal 3 (the ratification of the appointment of PwC as our independent registered public accounting firm for 2024) is considered a “routine” matter.

Under applicable stock exchange rules, Proposal 1 (the election of directors) and Proposal 2 (the approval of the advisory (nonbinding) vote on the compensation paid to our Named Executive Officers (“say-on-pay” proposal)) are considered “nonroutine” matters for which brokerage firms do not have discretionary authority to vote their customers’ shares if their customers did not provide voting instructions (referred to as a “broker nonvote”). Therefore, for purposes of the 2024 Annual Meeting, if you hold your stock through a brokerage account, your brokerage firm may not vote your shares on your behalf on Proposal 1 or Proposal 2 without receiving instructions from you. When a brokerage firm does not have the authority to vote its customers’ shares or does not exercise its authority, these situations are referred to as broker nonvotes. Broker nonvotes are only counted for establishing a quorum but will not be counted as votes cast either in favor of or against a particular proposal. If a quorum is present, broker nonvotes will have no effect on the outcome of Proposal 1 or Proposal 2.

We encourage you to provide instructions to your brokerage firm, bank or other nominee by voting your proxy. This action ensures your shares will be voted at the 2024 Annual Meeting on all matters being considered.

Q: What if I “ABSTAIN” from voting? How are abstentions treated?

A:	You have the option to “ABSTAIN” from voting with respect to Proposal 2 (the approval of the advisory (nonbinding) vote on the compensation paid to our Named Executive Officers (“say-on-pay” proposal)) and Proposal 3 (the ratification of the appointment of PwC as our independent registered public accounting firm for 2024). Abstentions are treated as shares that are present and entitled to vote for purposes of establishing a quorum but will not be counted as votes cast either in favor of or against a particular proposal. If a quorum is present, abstentions will have no effect on the outcome of Proposal 2 or Proposal 3.

Q:	How will my shares be voted if I return my proxy card or vote via telephone or Internet? What if I return my proxy card but do not provide voting instructions or if I complete the telephone or Internet voting procedures but do not specify how I want to vote my shares?

A:	Our Board has named H. Lynn Harton, Chairman, President and Chief Executive Officer, and Thomas A. Richlovsky, Lead Director, as official proxy holders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy.

All shares represented by properly executed proxies, unless previously revoked, will be voted at the 2024 Annual Meeting as you direct.

If you sign and return your proxy card but give no direction or complete the telephone or Internet voting procedures but do not specify how you want to vote your shares, the shares will be voted in the following manner:

•	“FOR ALL” director nominees (Proposal 1);

•	“FOR” the advisory (nonbinding) vote on the compensation paid to our Named Executive Officers (“say-on-pay” proposal) (Proposal 2); and

•	“FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for 2024 (Proposal 3).

Q: Who will count the votes?

A:	A representative of Broadridge will be appointed as an inspector of elections for the 2024 Annual Meeting. That person will tabulate votes cast by proxy or during the 2024 Annual Meeting as well as determine whether a quorum is present.

Q: Where can I find voting results of the 2024 Annual Meeting?

A:	We will announce preliminary voting results at the 2024 Annual Meeting and publish final results on a Current Report on Form 8-K that we expect to file with the SEC within four business days following the 2024 Annual Meeting (a copy of which will be available on our website, www.ucbi.com, under Investor Relations > Financial Information > SEC Filings). If our final voting results are not available within four business days following the 2024 Annual Meeting, we will file a Current Report on Form 8-K reporting the preliminary voting results and subsequently file the final voting results in an amendment to the Current Report on Form 8-K within four business days after the final voting results are known to us.

Q: Does the Board know of any other matters that might arise at the 2024 Annual Meeting?

A:	The Board knows of no matters to be presented at the 2024 Annual Meeting other than those set forth in these Proxy Materials. However, if any other matters do come before the 2024 Annual Meeting, it is intended that the holders of the proxies will vote thereon in their discretion. Any such other matter will require for its approval the affirmative vote of a majority of votes cast by shares represented in person or by proxy and entitled to vote at such 2024 Annual Meeting, provided a quorum is present, or such greater vote as may be required under the Company’s Amended and Restated Articles of Incorporation, Bylaws or applicable law.

Q: May I propose actions for consideration at the 2024 Annual Meeting?

A:	Yes. To propose actions for consideration at the 2024 Annual Meeting you must give timely notice of the business in writing to the Corporate Secretary of the Company. To be timely, your notice must be delivered or mailed to and received at the executive offices of the Company on or before the later to occur of 14 days prior to the 2024 Annual Meeting or five days after this notice is provided to you. Your notice to the Corporate Secretary must set forth:

•	A brief description of each matter of business that you propose to bring before the 2024 Annual Meeting and the reasons for conducting that business at the meeting;

•	The name under which your shares are held and your address;

•	The series or class and number of shares of our stock that are beneficially owned by you; and

•	Any material interest that you have in the proposed business.

The chair of the 2024 Annual Meeting shall have the discretion to declare that any business proposed by a shareholder to be considered at the 2024 Annual Meeting is out of order and that such business shall not be transacted at the meeting if:

•	The chair concludes that the matter has been proposed in a manner inconsistent with the applicable section of the Bylaws; or

•	The chair concludes that the subject matter of the proposed business is inappropriate for consideration by the shareholders at the 2024 Annual Meeting.

Q:	May I nominate an individual for director to be considered at the 2024 Annual Meeting?

A:	No. This process is not available for the nomination of an additional individual for director to be considered at the 2024 Annual Meeting. To submit a nominee for consideration at an annual meeting of the Company, you must comply with our Shareholder Nomination and Communication Procedures, which can be found on our website www.ucbi.com at Investor Relations > Corporate Governance > Governance Overview. To have submitted a director nominee for consideration at the 2024 Annual Meeting, your notice (and information required) was required to have been received on or before December 3, 2023, which date was one hundred twenty (120) days before the anniversary date of the Company’s Proxy Statement released to shareholders in connection with our prior year’s (2023) Annual Meeting.

In addition to complying with the procedures described above, shareholders who intend to solicit proxies in support of a director candidate other than the Company’s nominees for consideration by the shareholders at an annual meeting of the Company must also comply with the SEC’s “universal proxy card” rules under Rule 14a-19 of the Exchange Act (“Rule 14a-19”). In the case of the 2024 Annual Meeting, Rule 14a-19 requires shareholders to have provided a notice to the Company no later than March 18, 2024 setting forth all the information and disclosures required by Rule 14a-19.

Q: May I ask questions to be addressed at the 2024 Annual Meeting?

A:	Yes. You may submit a question to be addressed during the virtual 2024 Annual Meeting at www.virtualshareholdermeeting.com/UCBI2024 in the “Ask a Question” field. Only questions pertinent to matters relative to the 2024 Annual Meeting will be answered, subject to time constraints.

Only shareholders with a valid control number will be allowed to ask questions. Questions pertinent to meeting matters will be answered during the meeting as time allows. If we receive substantially similar written questions, we may group such questions together and provide a single response to avoid repetition and allow time for additional question topics. If we are unable to respond to a shareholder’s properly submitted question due to time constraints, we will respond directly to that shareholder using the contact information provided. Additional information regarding the rules and procedures for participating in the virtual annual meeting will be provided in our meeting rules of conduct, which shareholders can view during the meeting on the meeting platform.

Q: Whom should I contact with questions about the 2024 Annual Meeting?

A:	If you have any questions about this Proxy Statement or the 2024 Annual Meeting, please contact Melinda Davis Lux, our General Counsel and Corporate Secretary, in writing at United Community Banks, Inc., 200 East Camperdown Way, Greenville, South Carolina 29601 or by telephone at (866) 270-5900. If you need help at the virtual 2024 Annual Meeting because of a disability, please contact us at least one week in advance of the 2024 Annual Meeting at (866) 270-5900.

Q:	May I propose actions for consideration at the 2025 Annual Meeting of Shareholders or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future shareholder meetings including director nominations. See Proposal 1: Election of Directors: Process for Shareholder to Recommend Individuals for Consideration by the Nominating and Corporate Governance Committee and Shareholder Proposals for 2025 Annual Meeting of Shareholders.

Q: What information is available on the Internet?

A:	A copy of our Proxy Materials is available for download free of charge at www.proxyvote.com (you will need the control number from your Notice or proxy card to access the Proxy Materials).

Additionally, we use our website, www.ucbi.com, as a channel of distribution for important Company information. We make available free of charge on our website various documents including our SEC filings (Investor Relations > Financial Information > SEC Filings), proxy statements (Investor Relations > Financial Information > Financials & Filings) and annual reports (Investor Relations > Financial Information > Financials & Filings), as well as other information.

Information from our website is not incorporated by reference into this Proxy Statement.

Shareholder Proposals for 2025 Annual Meeting of Shareholders

All shareholder proposals and written notices discussed below must be mailed to Corporate Secretary, United Community Banks, Inc., 200 East Camperdown Way, Greenville, South Carolina 29601. Shareholder proposals and director nominations that are not included in our Proxy Materials will not be considered at any annual meeting of shareholders unless such proposals have complied with the requirements of our Bylaws.

Shareholder Proposals Under Exchange Act Rule 14a-8

Proposals of eligible shareholders that are submitted pursuant to Exchange Act Rule 14a-8 must be received in writing by the Corporate Secretary no later than December 3, 2024, in order to be considered for inclusion in the Company’s Proxy Statement and proxy card relating to the 2025 Annual Meeting of Shareholders.

Other Shareholder Proposals

The Company anticipates that its next annual meeting of shareholders will be held in May 2025. If a shareholder desires to submit a proposal for consideration at the 2025 Annual Meeting of Shareholders, written notice of such shareholder’s intent to make such a proposal must be given and received by the Company’s Corporate Secretary at its principal executive offices either by personal delivery or by United States mail. To be timely, the notice must be delivered or mailed to and received at the principal executive offices of the Company on or before the later to occur of (i) 14 days prior to the 2025 Annual Meeting of Shareholders or (ii) 5 days after the notice of the 2025 Annual Meeting of Shareholders is provided to the shareholder. Your notice to the Corporate Secretary must set forth:

•	A brief description of each matter of business that you propose to bring before the 2025 Annual Meeting of Shareholders and the reasons for conducting that business at the meeting;

•	The name under which your shares are held and your address;

•	The series or class and number of shares of our stock that are beneficially owned by you; and

•	Any material interest that you have in the proposed business.

The chair of the 2025 Annual Meeting of Shareholders shall have the discretion to declare that any business proposed by a shareholder to be considered at the 2025 Annual Meeting of Shareholders is out of order and that such business shall not be transacted at the meeting if:

•	The chair concludes that the matter has been proposed in a manner inconsistent with the applicable section of the Bylaws; or

•	The chair concludes that the subject matter of the proposed business is inappropriate for consideration by the shareholders at the 2025 Annual Meeting of Shareholders.

Shareholder Recommendations for Director Nominees

See Proposal 1: Election of Directors: Process for Shareholder to Recommend Individuals for Consideration by the Nominating and Corporate Governance Committee. To submit a nominee for consideration at the 2025 Annual Meeting of Shareholders, you must comply with our Shareholder Nomination and Communication Procedures, which can be found on our website, www.ucbi.com at Investor Relations > Corporate Governance > Governance Overview. Your notice (and information required) is required to be received on or before December 3, 2024, which date will be one hundred twenty (120) days before the anniversary date of the Company’s Proxy Statement released to shareholders in connection with the 2024 Annual Meeting.

In addition to complying with the procedures described above, shareholders who intended to solicit proxies in support of a director candidate other than the Company’s nominees for consideration by the shareholders at the Company’s 2025 Annual Meeting of Shareholders must have also complied with the SEC’s “universal proxy card” rules under Rule 14a-19 of the Exchange Act (“Rule 14a-19”). Rule 14a-19 requires shareholders to have provided a notice no later than March 16, 2025, setting forth all the information and disclosures required by Rule 14a- 19. If the 2025 Annual Meeting of Shareholders is set for a date that is not within 30 calendar days of the anniversary of the date of the 2024 Annual Meeting then notice must be provided by the later of 60 calendar days prior to the date of the 2025 Annual Meeting of Shareholders or by the close of business on the tenth calendar day following the day on which a public announcement of the date of the 2025 Annual Meeting of Shareholders is first made.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V40010-P08098 ! ! ! For All Withhold All For All Except For Against Abstain ! ! ! ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. UNITED COMMUNITY BANKS, INC. ATTENTION: INVESTOR RELATIONS 200 EAST CAMPERDOWN WAY GREENVILLE, SOUTH CAROLINA 29601 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 14, 2024 for shares held directly and by 11:59 p.m. Eastern Time on May 12, 2024 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/UCBI2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 14, 2024 for shares held directly and by 11:59 p.m. Eastern Time on May 12, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw Nominees: 01) Jennifer M. Bazante 02) George B. Bell 03) James P. Clements 04) Kenneth L. Daniels 05) Lance F. Drummond 06) H. Lynn Harton 07) John M. James 08) Jennifer K. Mann 09) Thomas A. Richlovsky 10) David C. Shaver 11) Tim R. Wallis 12) David H. Wilkins The Board of Directors recommends you vote FOR proposals 2 and 3. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 2. To approve, on an advisory basis, the compensation of our Named Executive Officers. 3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2024. 1. Election of Directors UNITED COMMUNITY BANKS, INC. The Board of Directors recommends you vote FOR each of the listed nominees:

V40011-P08098 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com UNITED COMMUNITY BANKS, INC. Annual Meeting of Shareholders May 15, 2024 3:00 PM (Eastern Time) This proxy is solicited by the Board of Directors The undersigned shareholder(s) of United Community Banks, Inc. (the "Company") hereby revokes all previous proxies, acknowledge(s) receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 2, 2024 and hereby appoint(s) H. Lynn Harton and Thomas A. Richlovsky, or either of them, as proxies, each with full power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all shares of common stock of the Company that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 3:00 PM, Eastern Time on May 15, 2024, virtually at www.virtualshareholdermeeting.com/UCBI2024, and any adjournment(s) or postponement(s) thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR each of the nominees for director in Proposal 1, FOR Proposals 2 and 3, and in the discretion of the proxies upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Continued and to be signed on reverse side